Exhibit 4.115

Dated on: March 30, 2015

iSTAR Capital International Co. Limited

(“iSTAR Capital International”)

and

iSTAR Management Limited

(“iSTAR Management”)

and

Tianfeng Securities Co., Ltd.

(“Buyer”)

and

Beijing Fuhua Innovation & Technology Development Co., Ltd.

(“Guarantor”)

Agreement for Sale of 100% Equities of iSTAR International Futures Co. Limited and 100% Equities of iSTAR International Wealth Management Co. Limited

Contents

1.	Definitions

2.	Sale of Equities

3.	Conditions Precedent and Before-Transaction Liabilities

4.	Transaction

5.	Representations and Warranties

6.	Acts from the Signature Date of the Agreement to the Date of Transaction

7.	Further Stipulations and other Warranties

8.	Information

9.	Guarantee

10.	Non-Competition Undertakings

11.	Indemnity Warranty

12.	Confidentiality

13.	Partial Invalidity

14.	Transfer

15.	Subsequent Effect of the Agreement

16.	General Terms and Conditions

17.	Notice

18.	Copies and Legal Language

19.	Governing Law, Jurisdiction and Receiving Agent of Legal Instruments

Signature

Appendix 1 Basic Information of iSTAR International Futures Co. Limited and iSTAR International Wealth Management Co. Limited

Appendix 2 Information of the Business

Appendix 3 Representations and Warranties

Appendix 4 Tax Indemnity Agreement

This Agreement dated on March 30, 2015 is signed and entered into by and among the following Parties.

Contracting Parties:

(1) ISTAR CAPITAL INTERNATIONAL CO. LIMITED, a limited company registered and organized in British Virgin Islands, with the registered office at P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands (“iSTAR Capital International”);

(2) ISTAR MANAGEMENT LIMITED, a limited company registered and organized in British Virgin Islands, with the registered office at P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands (“iSTAR Management”, collectively referred to as the “Transferors” together with iSTAR Capital International)

(3) Tianfeng Securities Co., Ltd., a company limited by shares that is registered and organized in Wuhan, Hubei, China, with the registered office at 37F, Tower A, Poly Plaza, No. 99 of Zhongnan Road, Wuchang District, Wuhan, Hubei, China (the “Buyer”); and

(4) Beijing Fuhua Innovation & Technology Development Co., Ltd., a limited liability company registered and organized in Beijing, China, with the registered address at Rooms 938-941, Tower C, International Enterprise Building, No.35 of Finance Street, Xicheng District, Beijing, China (the “Guarantor”).

Foreword:

(A) iSTAR Capital International and iSTAR Management are the beneficial owners of all equities issued by iSTAR International Wealth Management Co. Limited (“iSTAR Wealth”) and iSTAR International Futures Co. Limited (“iSTAR Futures”, collectively referred to as the “Target Companies” together with iSTAR Wealth). The summary information of the Target Companies is listed in Appendix 1.

(B) The Target Companies have obtained all approvals, certificates, licenses that shall be obtained for operating the Business (see the definition below), which remain effective at the present. The duplicate of the license for such Business and related search results are stated in Appendix 2.

(C) Both Transferors agree to, on the terms and conditions of this Agreement, sell the Salable Equities (see the definition below) to the Buyer and the Buyer agrees to purchase such equities on the same terms and conditions. From the signature date of this Agreement to the time when the transaction is carried out, the Transferors are the beneficial owners of the Salable Equities.
(D) The Guarantor is an affiliate of the Transferors in China and owns the website of Financial World (www.jrj.com) in China. The Guarantor agrees to guarantee and undertake to the Buyer according to the terms and conditions mentioned below that the Transferors will fullly perform all their obligations and liabilities hereunder.

Now therefore, the contracting Parties reach and enter into an agreement as follows:

1. Definitions

1.1 In this Agreement, including the statement of fact, appendixes and annexes, the following words shall have the following meanings, unless otherwise required by the context:

1. “Audited Accounts” mean the audited consolidated financial statements of the Target Companies that are prepared according to Hong Kong Accounting Standards for three fiscal years up to December 31, 2014 and for two months up to February 28, 2015, including the audited income statement, cash flow statement, balance sheet, all notes to financial statements, and auditors’ reports for such years;

2. “Management Accounts” mean the consolidated management accounts for the period from February 28, 2015 to March 31, 2015, including the unaudited income statement, cash flow statement, balance sheet and all notes for such period; and Management Accounts and the Audited Accounts are collectively referred to as the “Accounts”;

“Agreement”: means this agreement and the Agreement amended from time to time pursuant to the provisions of Article 16.2;

“Board of directors”: for a company or enterprise at a certain time, means the board of directors of such company or enterprise at such time;

“Business Day”: means a day on which the licensed banks of Hong Kong open for Business, with the exception of the following days: (i) Saturdays, (ii) any day on which Gale or Storm Signal No. 8 or above is or is still hoisted in Hong Kong from 9:00 in the morning to 12:00 o’clock at noon and the warning has not been listed at or before 12:00 o’clock at noon; or (iii) any day on which black storm warning signal is or is still hoisted in Hong Kong before 12:00 o’clock at noon and the warning has not been listed at or before 12:00 o’clock at noon;

“Business” means the business that is being operated by the Target Companies, including but not limited to:

(i) the business involved in all regulated activities subject to the regulation of Securities and Futures Commission of Hong Kong (the summary information of which is listed in Appendix 2), including the business carried out as:

(a) (In the case of iSTAR Futures) an intermediary of type 2 regulated activities of Securities and Futures Commission of Hong Kong (dealing in futures contract)

(b) (In the case of iSTAR Wealth) an intermediary of type 4 regulated activities of Securities and Futures Commission of Hong Kong (giving investment advice relating to the sale/purchase of securities)

(c) (In the case of iSTAR Wealth) an intermediary of type 5 regulated activities of Securities and Futures Commission of Hong Kong (giving investment advice relating to the sale/purchase of futures contracts)

(d) (In the case of iSTAR Wealth) an intermediary of type 9 regulated activities of Securities and Futures Commission of Hong Kong (providing assets management);

(ii) the business carried out by iSTAR Futures as a futures dealer of Hong Kong Futures Exchange Limited (certificate number: EP0353); and

(iii) the business carried out by iSTAR Futures as a clearing participant (certificate number: CP0318) of HKFE Clearing Corporation Limited.

“Director”: in the case of a certain company at a certain time, means the director of such company at such time;

“Disposal” means any sale of, transfer of, exchange of, granting, lending, leasing, terminating of lease of, renting, licensing, directly or indirectly retaining, waiving, conceding, assigning, dealing with or conferring, any option, right of priority, or other rights or interests, including signing any agreement with respect to the foregoing acts;

“Encumbrance” means any hypothecation, mortgage, pledge, lien (except for that created under law), or equitable mortgage on any property, asset, right or interest (regardless of the nature thereof), or any adverse claim against such property, asset, right or interest, or establishment of other encumbrances, right of priority, or security interest on such property, asset, right or interest, or the back ordering, title retention, leasing, sale, or leaseback arrangement of such property, asset, right or interest, or any agreement with respect to the foregoing contents;

“HK$” means Hong Kong dollar, the legal currency of Hong Kong at the present;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Intellectual Property” means the trademark, patent, registered design, copyright, software copyright, trade name, mark, other business logo, other business or service business name (whether registered or registerable or not), all related applications and rights to application, and all other intellectual properties and industrial properties incorporated in the proprietary technologies that may exist around the world;

“Material Adverse Change” means any change that generally brings about material adverse impact on the financial situation, Business, or property, operating results, business prospects or assets of the Target Companies;

“China” means the People’s Republic of China and, for the purpose of this Agreement, does not including Hong Kong SAR, Macao SAR, and Taiwan;

“SFC" means Securities & Futures Commission of Hong Kong;

“CSRC” means China Securities Regulatory Commission;

“Tax” means:

(i) any liability for tax of any form that is incurred or imposed at any time, whether in Hong Kong, China or any other place of the World and, without prejudice to the foregoing general principles, including profit tax, prepaid profit tax, salaries tax, property tax, capital tax, stamp tax, payroll tax, withholding tax, rate, tariff, VAT and blanket rate, customs duty, import tax, levy, or local levy, and any amount that shall be paid to the tax bureau, customs, or financial authorities of Hong Kong, China, or any other places of the world;

(ii) Any compensation, allowance, or offset that may be exempted according to tax regulations but which is deprived or deductions in the calculation of profit; and

(iii) All expenses, interests, penalties, charges or expenditures that shall be paid or borne by the Target Companies in connection with tax or any exemption, allowance or offset or in the calculation of the right to deduct from profit or tax;

“Warranty” means the representations, warranties and undertakings make by Transferors and the Guarantor with respect to the Target Companies and that are listed in Article 5 and Appendix 3;

“Warranty-related Claim” means any claim made by the Buyer for the breach by the Transferors and the Guarantor of any warranty;

“Conditions Precedent” mean the conditions precedent as listed in Article 3.1 hereof;

“Regulated Activities” shall have the meaning as given to such term in the Securities and Futures Ordinance of Hong Kong;

“%”: means percent;

“Property” means the property located at Rooms 3705-07, the Center, 99 Queen’s Road Central, Hong Kong;

“Licensed” has the meaning given to such term in the Securities and Futures Ordinance of Hong Kong;

“Licensee Corporation” has the meaning given to such term in the Securities and Futures Ordinance of Hong Kong and, for the purpose of this Agreement, refers to the Target Companies and the Licensed Corporations in connection with the Business;

“Disclosed” means that disclosure has been made in this Agreement (including appendixes and schedules) in a fair and reasonable manner;

“Tax Indemnity Agreement” means a tax indemnity agreement that shall be signed, sealed and delivered to the Buyer by the Transferors, the Guarantor, and the Target Companies on the date of transaction with respect to all tax liabilities of the Transferors and the Guarantor or the Target Companies on or before the date of transaction from which the Transferors and the Guarantor shall indemnify the Buyer and the Target Companies; the contents and format of such agreement are listed in Appendix 4;

“Salable Equities” mean (a) 17,850,000 ordinary shares (51%) that have been issued by iSTAR Futures and that are held by iSTAR Capital International and 17,150,000 ordinary shares (49%) that have been issued by iSTAR Futures and that are held by iSTAR Management; and (b) 6,000,000 ordinary shares that have been issued by iSTAR Wealth are 100% share capital issued by all Target Companies and are all beneficially held by the Transferors;

“New Employment Agreement” means the employment agreement that is newly signed by each Target Company and the management members of such Target Company on or before the date of transaction and whose terms and conditions shall obtain the prior written consent of the Buyer;

“Management of the Target Companies” means the management members of the Target Companies;

“Trading License” means the futures dealer certificate (certificate number: EP0353) issued by Hong Kong Futures Exchange Limited to the Target Companies and the clearing participating certificate (certificate number: CP0318) issued by HKFE Clearing Corporation Limited to the Target Companies.

“SFC License” means the license (Securities and Futures Ordinance (Chapter 571 of Laws of Hong Kong)) (CE number: ARP340) and the license (Securities and Futures Ordinance (Chapter 571 of Laws of Hong Kong)) (CE number: ASF056) that are issued by Securities and Futures Commission of Hong Kong to the Target Companies for corresponding part of the Business.

“License” means the trading license and SFC license.

1.2 In this Agreement:

(a) A reference to any legal term (concerning lawsuit, remedy, judicial proceeding, legal instrument, legal status, court, and official agency) or any legal concept or matter of Hong Kong Laws in this Agreement, when used in any other jurisdictions outside Hong Kong, shall be deemed to include the legal terms that are used in such jurisdiction and that are closest to the concept of the legal terms of Hong Kong;

(b) “Articles” and “sections” mean the articles and sections of this Agreement;

(c) “Annexes” and “Appendixes” mean the annexes and appendixes to this Agreement, unless otherwise indicated;

(d) “Paragraph” means a section mentioning such paragraph of a paragraph in an appendix;

(e) Any ordinance, regulation or other legal provisions (including listing rules) include such ordinance, regulation or other legal provisions (including listing rules) that are amended, consolidated or newly formulated, or the legal instruments, decrees or regulations formulated according to such ordinance, regulation or other legal provisions or according to such amended or newly formulated ordinance, regulation or other legal provisions;

(f) Words importing a gender includes the feminine gender, masculine gender and neutral gender; person includes company and vice versa in all events;

(g) If any date of payment or any day mentioned herein does not fall on a Business Day, such day shall be postponed to the following Business Day; and

(h) If permitted by the context, the “Buyer” “Transferor” and “Transferor & Guarantor” include the all Buyers, all Transferors, and all Transferors & Guarantors and their respective successors and approved transferees.

1.3 The headings and contents herein are for the convenience of reading only and shall not affect the interpretation of this Agreement.

1.4 Unless otherwise required by the context, in this Agreement, subsidiary shall have the meaning given to such term in the Company Ordinance of Hong Kong and holding company shall be construed correspondingly.

1.5 The definitions and names in Article 1 and the preface shall apply to this Agreement and the appendixes.

1.6 The appendixes shall constitute a part of this Agreement and shall have the same effect as if such appendixes were explicitly stated in the main body of this Agreement; a reference to this “Agreement” herein shall include the appendixes hereto.

1.7 All liabilities and obligations of all Transferors & Guarantor hereunder are jointly and severally assumed.

2. Salable Equities

2.1 Subject to the terms and conditions hereunder and subject to the satisfaction of the Conditions Precedent stated in Article 3.1, the Transferor, as the legal and beneficial owner of the Salable Equities, agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase and receive from the Transferor, the Salable Equities free of any lien, pledge and other Encumbrances, together with all existing rights and subsequent ancillary or additional rights to the Salable Equities from the signature date of this Agreement, including but not limited to all dividends announced, distributed or paid on the date of this Agreement or thereafter.

2.2 The total transfer price for the Salable Equities shall be the total calculated in the following manner:

(a) HK$ 8,000,000;

(b) Total net asset value of the Target Companies stated in the audited financial report up to February 28, 2015;

(c) The overall balance of the net asset value of the Target Companies calculated in the following manner:

(Total net asset value stated in the financial report of the Target Companies up to March 31, 2015)--(total net asset value of the Target Companies stated in the audited financial report up to February 28, 2015)

Subject to the terms hereof, the Buyer and the seller shall pay and treat the total transfer price in the following manner:

(a) Within ten Business Days after this Agreement is signed, the Buyer shall deposit forty million Hong Kong Dollars (HK$40, 000,000) (“Down Payment”) in a lump sum in the bank account designated by the Transferor; and

(b) Within ten Business Days after the date of transaction, the Down Payment shall serve as a part of the total transfer price and the Buyer shall pay the balance of the transfer price after deducting the Down Payment to the bank account designated by the Transferor.

(c) If any date of payment does not fall on a Business Day, the payment shall be postponed to the following Business Day.

2.3 The total transfer price for the Salable Equities shall be paid on the terms hereof in cash (including the payment in check or promissory notice, by TT or bank transfer, or by other means).

2.4 The Parties hereto agree that all Salable Equities hereunder must be transferred at the same time. If the transaction of all Salable Equities cannot be completed at the same time, the Buyer is not liable to complete the transaction.

2.5 Change of purchasing entity: if the Buyer fails to obtain the approval or consent of CSRC mentioned in Article 3.1(d) hereof on or before September 30, 2015, the Parties hereto agree that the Buyer has the right to have another purchasing entity (including but not limited to another independent third party) designated thereby replace the Buyer and become a contracting Party hereto to continue performing this Agreement and/or agreement documents on the Salable Equities and to inherit all rights and liabilities of the Buyer herein so as to cause all dealings under this Agreement and/or agreements on the Salable Equities to be successfully closed.

3. Conditions Precedent and Before-transaction Liabilities

3.1 The purchase by the Buyer of the Salable Equities shall be preconditioned on the satisfaction of all following conditions:

(a) The Buyer and the agents and professional advisers thereof are satisfied with the results of due diligence (“Due Diligence”) carried out in law, accounting, finance, business, operation or other aspects of the Target Companies as deemed important by the Buyer;

(b) The Buyer, under the assistance of the Transferors, the Transferors & the Guarantor, and Target Companies, apply to SFC, HKFE Clearing Corporation Limited, and/or other regulatory authorities for approving or agreeing to approve this Agreement and all dealing procedures, licenses, change of shareholders, and (if applicable) Directors or Licensed Corporations, and have obtained all necessary approvals and permits;

(c) The Buyer and the Transferors have obtained, according to all applicable laws and regulations, all necessary approvals and permits, n connection with this Agreement and the matters on the dealing contemplated herein;

(d) CSRC has granted approval or agreed to approve this Agreement and all dealings contemplated herein;

(e) The Buyer is satisfied that, at any time from the signature date of this Agreement to the date of transaction, all Warranties hereunder continue to remain true and correct, are free of any material misguiding, have not been breached, and have not undergone any Material Adverse Change resulting from any event or circumstance;

(f) The Buyer has not, from the signature date of this Agreement, discovered or become aware of any abnormal operation by the Target Companies, or any Material Adverse Change in the Business, situation (including assets, finance, and legal status), operation, performance or property of the Target Companies, or any undisclosed significant potential risks of the Target Companies.

(g) The Transferors cause all Target Companies to have signed, before the date of transaction, New Employment Agreement with their respective Management and the Management employees dispatched by the Buyer;

(h) (If applicable) The Transferors have obtained, for the Target Companies, the written consent, of the banks or financial institutions that have loan and/or mortgage and/or other contractual relationship with such Target Companies, to the change of the shareholders of the Target Companies to the shareholders of the Buyer, unless such change is not required in related to contractual relationship;

(i) (If applicable) The Transferors have released the Target Companies from all pledges, guarantees or Encumbrances of any other forms that are provided by any Target Company to any party as well as registration or enrollment in connection therewith.

(j) There is no circumstance that has resulted in, results in or may possibly result in the failure on the part of the Transferors to sell the Salable Equities or any part thereof.

(k) There is no event that has resulted in, results in, or may possibly result in any Material Adverse Change in the ability of the Target Companies, Transferors and the Guarantor to perform or abide by any obligation, undertaking or covenant under this Agreement;

(l) Except for the affiliated party transactions and balances carried out due to recurrent businesses, the Target Companies have stopped other affiliated party transactions and have paid off all related affiliated party balances; and

(m) (If applicable) The Transferors have caused the Target Companies to pay off or to be exempted from all loans lent by all Transferors and/or other affiliates as the lenders to the Target Companies.

3.2 The Buyer may waive, in writing, any Condition Precedent stated in Article 3.1 (with the exception of Articles 3.1 (b), (c), and (d)). If any Conditions Precedent stated in Article 3.1 cannot be satisfied or be waived or exempted by the Buyer on September 30, 2015 or a later date approved by the Parties in writing, this Agreement, with the exception of Article 3.2, Article 9, Article 11, Article 12 and Articles 16 through 19, shall lose effect and terminate on October 1, 2015, provided that this Agreement and any matter stated herein as well as the rights and obligations of the Parties hereto shall not conflict with the liabilities assumed by any Party to the other Party for breaching any provisions hereof before the termination of this Agreement. The Transferors and the Transferors & the Guarantor Warrant making their best reasonable efforts to cause the satisfaction, before the time specified in Article 3.1 (if applicable), of the conditions specified in such Article.

3.3 The Buyer and the agents and professional advisers thereof have the right to (but are not obligated to) carry out Due Diligent mentioned in Article 3.1(a); and the Transferors & the Guarantor undertake to reasonably provide assistance (and undertake to cause the assistance to be reasonably provided) to the Buyer and the agents and professional advisers thereof in such investigation and verification.

4. Transaction

4.1 The transaction shall be carried out at the four o’clock on the afternoon of the fifth (5th) Business Day (Hong Kong time) after all Conditions Precedent in Article 3.1 have been satisfied or exempted (or on a later date or at a later time determined by the Parties in writing) (“Date of Transaction”) in the office of the Buyer’s attorney. At the time of the transaction, all (nor some) of the following Businesses shall be handled:

(a) If the Buyer complies with Article 4.1 (d), the Transferors shall deliver or cause to be delivered to the Buyer:

(i) instrument of transfer and voucher of sale or other similar documents that are officially signed by the Transferors (or the Transferors cause a third party or its nominee to be officially sign the same, if applicable) in favor of the Buyer or the nominee designated thereby with regard to the Salable Equities so as to grant valid, legal and beneficial ownership of the Salable Equities to the Buyer or the nominee designated thereby so that the Buyer or such nominee will become a registered shareholder of the Salable Equities;

(ii) Original stocks of the Salable Equities;

(iii) Tax Indemnity Agreement that is properly signed, sealed and delivered by the Transferors and Target Companies;

(iv) Verified copy of the New Employment Agreement that is signed by the Management of each Target Company (including one non-executive Director assigned by the Buyer to each Target Company and a financial manager) and the Target Company and that has been certified by any Director;

(v) Verified copy of Certificate of Good Standing and Certificate of Incumbency of the Transferors;

(vi) (If applicable) Written proof on the release of the Target Companies from any pledge, guarantee or Encumbrance of any other forms provided by the Target Companies to any party and from related registration or enrollment;

(vii) (If applicable) Written consent, of all banks or financial institutions that have loan and/or mortgage and/or other contractual relationship with any Target Company, to the change of the shareholders of the Target Company to the shareholders of the Buyer;

(viii) (If applicable) Verified copy of any power of attorney or other letters of authorization on the basis of which the instrument of transfer and the voucher of sale or other similar documents on the Salable Equities are signed;

(ix) Corporate organization documents, original articles of association, all registers of shareholders, registers of Directors, and registers of pledges of each Target Company, and originals of all documents and statutory records of the Target Companies, corporate seal and corporate steel seal of the Target Companies, all Trading Licenses, SFC Licenses and originals of communication documents with related issuing authorities of the foregoing Licenses, all attachments to letters issued by SFC to any Target Company, and all attachments to letters sent by such Target Company to SFC, and Business contracts for operating the Business, and customer archives;

(x) Financial data of each Target Company, original of financial report of each fiscal year (December 31) audited by an accountant, monthly bank statements, bank passbooks (if any) and originals or verified copies of letters and documents sent by banks to the Target Companies or sent by the Target Companies to the banks;

(xi) Deliver, to the Buyer, the verified copy proving the meeting record of the board meeting mentioned in Article 4.1(b).

(xii) Deliver, to the Buyer, the verified copy proving the meeting record of the board meeting mentioned in Article 4.1(c).

(b) The transfers hold a board meeting, at which,

(i) The transfer of Salable Equities to the Buyer is approved;

(ii) This Agreement, Tax Indemnity Agreement and all contemplated matters are approved;

(iii) The signature, (if applicable) sealing, and delivery by the representatives of the Transferors of this Agreement, Tax Indemnity Agreement and other dealing-related documents are approved; and

(iv) other matters reasonably required by the Buyer before the Date of Transaction are dealt with and decided on so as to cause this Agreement and the dealing hereunder to take effect.

(c) The Transferors cause the Target Companies to hold a board meeting, at which:

(i) The transfer of the Salable Equities by the transfers to the Buyer or a nominee designated thereby and the registration of such transfer are approved;

(ii) The issuance of new stocks with respect to the Salable Equities and the registration of shareholders in the name of the Buyer or the nominee designated thereby are approved;

(iii) The signature, (if applicable) sealing, and delivery by the representatives of the Target Companies of Tax Indemnity Agreement and all related matters contemplated therein are approved;

(iv) The appointment, pursuant to the requirement of the Buyer, of the Directors and/or corporate secretary designated by the Buyer and acceptance of the resignation application of the Directors and/or corporate secretary designated by the Buyer are approved;

(v) The list of persons that are authorized to operate the bank accounts and to change all existing bank accounts (if any) of the Target Companies pursuant to the requirements of the Buyer and specimen signatures are approved;

(vi) Other related matters are dealt with pursuant to reasonable requirements made by the Buyer before the Date of Transaction so as to perform all terms and liabilities in this Agreement and in the documents signed under this dealing.

The Buyer must provide all necessary materials at least two Business Days before the Date of Transaction so as to adopt the foregoing resolutions.

(d) Subject to the compliance with Articles 4.1 (a), (b) and (c) by the Transferors, the Buyer shall deliver verified copies of approval documents issued by competent review body to the Buyer; related resolutions shall concern the approval of the form and contents of this Agreement and Tax Indemnity Agreement as well as related documents under this Agreement, Tax Indemnity Agreement and this dealing and shall prove the power of the authorized representative to sign, (if applicable) seal, and deliver this Agreement and Tax Indemnity Agreement on behalf of the Buyer.

4.2 The Transferors and the Guarantor agree to assist in signing any document so as to confirm and ensure that the Buyer or other purchaser becomes the legal owner and beneficial owner of 100% equities of the Target Companies on the Date of Transaction.

5. Representations and Warranties

5.1 Apart from any other representations or warranties made by the Transferors and the Guarantor hereunder, the Transferors and the Guarantor represent and Warrant to the Buyer that all representations and warranties listed in Appendix 3 hereto are true, accurate, complete and non-misleading on the date of this Agreement, at the time of transaction, and at all times before the transaction.

5.2 Unless explicitly listed, breaches of contract shall not be restricted by the contents of any other paragraphs and subparagraphs of Appendix 3 or any contents of this Agreement.

5.3 Any investigation conducted by the Buyer or its agents does not affect its claim or reduces the amount of compensation it is entitled to and the Transferors and the Guarantor shall not defend on the ground that the Buyer should have known or should have had the knowledge of circumstances resulting in claims.

5.4 The Transferors and the Guarantor shall not take the fact, as a defense against the claim made by the Buyer hereunder, that the Transferors and the Guarantor rely on the information furnished thereto by any Target Company or by any of their respective representatives.

5.5 The Transferors and the Guarantor may not, before the Date of Transaction, conduct, permit or carry out any act that may constitute a material breach or permit the Transferors or any Target Company to commit any act that may constitute material breach or non-performance of liability; if the foregoing act will reduce the accuracy of any Warranty or lead to any misunderstanding thereof at the time of occurrence or on the Date of Transaction, the Transferors and the Guarantor hereby warrant that they will, after becoming aware of the same, disclose to the Buyer in writing any fact that occurs before the Date of Transaction, that constitutes or may result in breach, or that is inconsistent with any Warranty or may reduce the accuracy of the Warranty, or lead to the misunderstanding thereof and the fact that, at that time, constitutes a breach, or is inconsistent with any Warranty, or may reduce the accuracy of the Warranty, or leads to the misunderstanding thereof.

5.6 If the Warranties include such presentations as “to the knowledge of the Transferors and the Guarantor", “to the best knowledge, information or views of the Transferors and the Guarantor” and “to the best knowledge and belief of the Transferors”, such Warranties shall be deemed to be made by the Transferors and the Guarantor according to its best knowledge, information and views after getting a reasonable and necessary knowledge and to have reasonably ensured the authenticity and accuracy of all Warranties.

5.7 Unless otherwise explicitly listed herein, when any Party herein is unable to fulfill material obligations (including the obligations at the time of transaction) herein before the Date of Transaction or materially breaches the Warranty clause, without prejudice to other rights (including but not limited to the right to damages), the non-breaching Party may give a notice, requiring the breaching party to perform the obligations or to compensate, to the feasible extent, for losses caused by such breach, or may assert that the breaching Party refuses to perform this Agreement and thus rescind this Agreement. The rights conferred in this Article to the Parties are additional and shall not affect all other rights of the Parties. The failure to exercise the rights conferred in this Article does not constitute the waiver of such rights.

5.8 The Transferors and the Guarantor sign an indemnity agreement with the Buyer, whereby he Transferors and the Guarantor shall offer full indemnify for the losses and liabilities suffered by the Buyer due to any breach by the Transferors and the Guarantor of the Warranty clause or breach of contract, and for the asset wear and tear, allowance loss, offset and loss suffered by the Target Companies due to correction of the breach of the Warranty clause or breach of the contract by the Transferors and the Guarantor, together with the expenses, penalties and expenditures incurred by such breach of the Warranty clause or breach of contract. If the Transferors fraudulently breach the Warranty clause or the contract, there is no upper limit on the total indemnity amount given by the Transferors and the Guarantor to the Buyer, while, if the Transferors breach the Warranty clause or the contract but do not have the fraudulent intention and/or act, the upper limit of the total indemnity amount given by the Transferors and the guarantee to the Buyer shall be the purchase price.

5.9 The Buyer signs this Agreement on the basis of the Warranty clause and other clauses hereof; if the Warranty clause and other clauses hereof (including but not limited to the indemnity clause) have not been fully performed after the Date of Transaction, related clauses shall remain effective after the Date of Transaction until the date permitted by law to the largest extent.

5.10 For the avoidance of dispute, the Parties hereto agree that, if any condition arises, at any time during the period from the date on which this Agreement is signed and takes effect to the Date of Transaction, under which the purchase price shall be returned while the Buyer does not know the appearance of such condition before paying any part of the purchase price and thus is unable, for any reason, to terminate this Agreement and/or take back any part of the purchase price that the Buyer has paid to the Transferors, that the Transferors and the Guarantor will be deemed to have seriously breached related Warranties and must pay the Buyer liquidated damages equal to the purchase price paid by the Buyer to the Transferors; the Parties hereto agree that the liquidated damages in this Article 5.9 are not the compensation in the penalty clause. All rights of the Buyer related to this Article 5.9 shall remain effective until the date permitted by law to the largest extent.

6. Acts between the Signature Date of the Agreement to the Date of Transaction

6.1 Without the prior written consent of the Buyer or unless otherwise provided herein, the Transferors and the Guarantor undertake and warrant that the Target Companies may not commit the following acts during the period from the signature date of this Agreement to the Date of Transaction:

(a) Issuing or agreeing to issue any capital stock or loan capital with an amount exceeding HK$500,000 or granting or agreeing to grant any option involving shares or loan capital or the right to purchase or subscribe any share or loan capital;

(b) Concluding any dealing agreement or contract, trading, or business beyond the general normal business or with an amount exceeding HK$500,000, purchasing or selling any rights and interests in any assets, or increasing or assuming any capital commitment or expenditure, or actual or contingent liability in any form;

(c) Except for general normal business, establishing or permitting any hypothecation, pledge (fixed or floating), lien, mortgage, or mortgage or Encumbrance in other forms, or rights and interests of any nature (whether similar to the foregoing or not), or establishing or creating lien on any part of its business, property or assets of the Target Companies, except for the lien that is created according to law or by its normal business operation and that involves a small amount;

(d) Unless required by general operation, borrowing any borrowing or loan exceeding HK$1,000,000;

(e) Beyond the routine business process, making any advance payment, or giving other credit or any guarantee or indemnity warranty to any person, or serving as a Guarantor to any person, or guaranteeing the liability or obligation of any person, or accepting any direct or indirect liability, with an amount of guarantee exceeding HK$1,000,000;

(f) Changing the provisions of any financing/loan document or mortgage arrangement that has material adverse impact on the overall Target Companies;

(g) Breaching the liabilities and obligations (including payment liabilities) under all agreements and contracts concluded thereby and all liabilities in connection therewith;

(h) Notifying the Buyer at the earliest time possible when the Target Companies have any circumstance or event (including Taxes) that may result in any significant claim or liability (whether at the present or in the future, actual or contingent, joint or several);

(i) Amending the outline of association and/or articles of association of the Target Companies, while such amendment constitutes material adverse impact on the rights and interests of the Buyer;

(j) Except for the Management employees assigned by the Buyer in Article 7.1 hereof, appointing new Directors, employing any new employees, and concluding any service agreement with the Directors or senior executives of the Target Companies, while the annual salary of such employees, Directors or senior executives exceed HK$1,000,000;

(k) Instituting, reaching an agreement on, resolving, exempting, rescinding, or settling, any civil proceeding, criminal proceeding, arbitration or other legal proceedings, or any liability, claim, lawsuit, request, or dispute, or waiving any right in connection with any of the foregoing (except for the lawsuit against the Buyer with respect to this Agreement);

(l) Terminating any agreement or waiving any right therein, which causes Material Adverse Change in the Target Companies;

(m) Terminating, or permitting the cancellation of, any presently effective insurance policy related to the significant assets of the Target Companies;

(n) Concluding any partnership or joint venture arrangement with an investment amount exceeding HK$1,000,000;

(o) Liquidating the Target Companies in any form;

(p) Taking any actions contravening the provisions of this Agreement or hindering the transaction;

(q) Announcing distraction of any dividend or other fund allocation arrangement to the shareholders of the Target Companies; or

(r) Taking any actions that may possibly affect the continued validity of all approvals, consents and Licenses necessary to the continuous operation of the Business by the Target Companies.

6.2 The Transferors and the Guarantor undertake to cause the Target Companies to report, from April 1, 2015, its routine operation to the Management employees appointed by the Buyer and to obtain the approval of such Management employees of the Buyer for any expenditure, dealing, or arrangement exceeding HK$500,000. The Transferors and the Guarantor undertake to cause the Target Companies to deal with the employee matters pursuant to Article 7.2 hereof and to assist the Management employees appointed by the Buyer in the routine operation of the Target Companies.

7. Further Stipulations and Other Warranties

7.1 Within 10 Business Days after signing this Agreement, the Transferors and the Guarantor shall cause the board of each Target Company to nominate three to four Management employees appointed by the Buyer, one of whom shall serve as the non-executive Director and one of whom shall serve as the financial executive of each Target Company, to respectively sign a New Employment Agreement with such Management employees before the Date of Transaction, and (if required) to assist in applying to SFC for change of personnel.

7.2 Before the Date of Transaction, the Transferors and the Guarantor undertake to make reasonable efforts to maintain good business relations as usual (under the precondition of following the past business practice) with employees and cooperators with respect to the Target Companies and the Business thereof and warrant, up to the Date of Transaction, maintaining responsible officers and representatives of a number not less that that required by SFC for each Business of the Target Companies and ensure the normal operation of business.

7.3 If reasonably required by the Buyer, the Transferors and the Guarantor will efficiently implement these documents and implement further stipulations and will grant all legal and beneficial ownership and future rights (in the case of the Salable Equities, including the right to collect the profit and distribution announced, distributed or paid on or after the Date of Transaction) of the Salable Equities (free of any Encumbrance) to the Buyer.

7.4 The Buyer and the Seller agree that the Buyer will, as of April 1, 2015, assume the profit and loss of the Target Companies and the shall be responsible for the operation of Target Companies according to routine process and regulations; however, if this Agreement is signed on or after April 1, 2015, the Buyer will take responsibility for the business profit and loss of the Target Companies after signing this Agreement.

7.5 Except for the guarantee and undertakings hereunder, all guarantee liabilities (whether corporate guarantee or individual guarantee) of the Transferors and the Guarantor for the Target Companies and the guarantee liabilities (whether corporate guarantee or individual guarantee) concluded or made to any bank or financial institution shall be discharged within a reasonable period after the transaction. The Buyer confirms that, after the completion of the purchase of the Salable Equities on the Date of Transaction, it shall negotiate with the banks on the bank financing of Target Companies and that the Transferors assume no liability for whether the bank financing can be extended or not after the Date of Transaction.

7.6 The Transferors and the Guarantor undertake not to negotiate or conclude any contract or agreement with a third party or to make any undertakings in favor of a third party before the Date of Transaction so as to:

(a) sell, transfer, dispose of, or trade, Salable Equities, or any part thereof;
(b) grant any right of negotiation to any person (whether exclusive right or non-exclusive right) for the purpose of or in connection with selling, transferring, disposing of, or trading, Salable Equities, or any part thereof; or

(c) attempt to hinder or prevent the dealing involved herein.

7.7 The Transferors and the Guarantor further undertake, if the dealing fails to be concluded pursuant to the provisions hereof or loses effect and terminates according to Article 3 hereof, they agree to return the Down Payment and the fund (if any) put in the Target Companies by the Buyer as of April 1, 2015 (or the date on which the Buyer assumes the profit and loss of the Target Companies) to the Buyer within 14 days after this Agreement loses effect and terminates. The Buyer shall issue an evidentiary document on the invested fund.

7.8 The Parties become aware that, SFC issued on January 2, 2015 a letter to iSTAR Futures (“Inquiry of SFC”), considering whether to exercise the Securities and Futures Ordinance (Chapter 571 of Hong Kong Law) and requiring iSTAR Futures to submit a series of documents (including but not limited to the records and documents on client fund flow and on third party’s funds in the client accounts during the period from January 1, 2014 to July 31, 2014) and records; inquiring whether iSTAR Futures, Wu Biwei, Huang Songbo, and/or other related persons have committed improper act and/or are improper and inappropriate persons. The Transferors have confirmed that iSTAR Futures replied to SFC on January 16, 2015. Now therefore, the Transferors and the Guarantor agree to make the following undertakings and guarantees to the Buyer:

(a) The Transferors and the Guarantor confirm that, except for the Inquiry of SFC, the SFC or other regulatory authorities have not issued any other inquiry or enquiry, suspecting the Target Companies or the representatives or the responsible officers thereof contravene related law or regulation;

(b) The Transferors and the Guarantor further undertake and guarantee that, if the act of any of the Transferors, Target Companies or the representatives or responsible officers thereof contravenes related laws or regulations at any time before the Date of Transaction and thus results in any loss, penalty, expenditure (including but not limited to the expenses on engagement of attorneys, accountants and other professional teams and other expenditures) of the Target Companies, and or revocation of any License related to the Business, such penalties, expenditures and losses shall be assumed and borne by the Transferors and the Guarantor.

7.9 The Parties know that, for the present Property leased for the office work of the Target Companies, the affiliate, as the lessee, signed a lease contract (“Lease Contract”) with the Property owner, and that the Property is jointly occupied and used by the Target Companies and a third party company not involved in the present transfer. Accordingly, the Parties agree that, as of April 1, 2015 (inclusive), the Buyer shall bear 65% of the expenses of the Lease Contract and the Transferors bear 35%of such expenses until the Lease Contract expires or the Parties reach a new agreement. The Parties understand that such proportion applies likewise to the air-conditioning fee and electricity charge incurred in business activities to the Target Companies and expenses incurred to the Target Companies in the lease.

8. Information

Subject to Article 11 hereof, if reasonably required by the Buyer, the Transferors and the Guarantor will, under the condition of not contravening other provisions of this Agreement, ensure that the Buyer and the agents and professional advisers thereof have access to the business, assets, liabilities, contracts, certificates & licenses, events and other related information (if any) required in such inquiry, and related information on documents of title and other certificates of ownership.

9. Guarantee

9.1 In view that the Buyer agrees to sign this Agreement, the Guarantor, in the form of an agreement, hereby warrants and undertakes as an undertaker instead of only as a warrantor:

(a) To irrevocably and unconditionally warrant that the Transferors appropriately and accurately implement all and multiple obligations mentioned herein and related documents thereof and to bear all losses and expenses of the Buyer (whether this Agreement is cancelled or terminated or not) arising from the breach or non-performance of this Agreement and other related documents due to reasons not attributable to the gross negligence, breach or non-performance of this Agreement by the Buyer; and

(b) To make reasonable compensation for any action, requirement, claim, loss, debt and various reasonable expenses (including all penalties, interests, reasonable legal fees and other expenses and any related Taxes) that the Buyer shall bear and that arise from the fault or fraud of the Transferors, or failure on the part of the Transferors to perform the obligations or to Not appropriately pay any loss and payable in full and on time;

9.2 Under the following circumstances, the liabilities of the Guarantor shall not be prejudiced, affected or exempted:

(a) Any arrangement made by and between the Buyer and the Transferors;

(b) Grace granted to the Transferors or other persons in time or in other aspects;

(c) Any change of or amendment to the obligations of the Transferors hereunder;

(d) Invalidity, illegality or unenforceability of any provisions hereof or any obligations or liability of the Transferors hereunder;

(e) Any waiver, exercise, or negligence in exercising, or update or rescission of rights of the Transferors or other persons as involved in the Agreement, or compromise, arrangement or reconciliation of any Party; or

(f) Bankruptcy, insolvency, liquidation, dissolution, consolidation, restructuring of the Transferors or other Parties hereunder, inability and ability-losing of the appointed liquidator of the Transferors or other Parties hereunder, or any change in the organization, status or authority of the Transferors or other Parties hereunder.

9.3 The guarantee under Article 9.1 is continuous and remains valid until the date permitted by law to the largest extent.

9.4 The guarantee under Article 9.1 is supplementary to any rights or mortgages held by the Buyer at the present or in the future for causing the performance and abidance by the guarantee obligations, provided that such guarantee will not prejudice or replace such rights or mortgages.

9.5 Any payment under the guarantee in Article 9.1 shall be paid in full and shall not undergo any deduction or withholding (whether resulting from offset, counterclaim, revenue, expense, Tax or other reasons or not).

9.6 The Buyer shall have the right to require at any time the Guarantor to perform its guarantee under Article 9.1 without first filing a lawsuit against the Transferors with respect to this Agreement.

10. Non-Competition Undertakings

10.1 In view that the Buyer agrees to sign this Agreement, the Transferors and the Guarantor agree to hereby irrevocably and unconditionally warrant and undertake, in the form of an agreement, that, within one year from the Date of Transaction, the companies directly or indirectly held, managed or controlled thereby or the subsidiary companies thereof will not directly or indirectly, separately or jointly in any form or in any capacity on behalf of any person, firm or company in Hong Kong:

(a) operate or engage in any or all the Business or any part thereof, or directly or indirectly be involved in or participate in the operation of such Business, or have stake or interest in the operation of such Business;

(b) not solicit or recruit, or attempt to solicit or recruit, any employees of the Target Companies, whether such employee breaches the contract with the Target Companies or not due to resignation;

(c) not solicit or entice, or attempt to solicit or entire, the Business brought about by any person, firm company or organization that has been a customer of the Target Companies on or before the Date of Transaction, or that is a certain prospective customer of the Target Companies; and

(d) not use, or disclose or divulge to any person, any information of the Target Companies and the customers thereof.

10.2 Though the Parties hereto all agree that the restrictions under Article 10.1 are reasonable under all circumstances, they admit that the restrictions of such nature may lose effect due to technicality; therefore, the Parties agree and announce that: where any of the restrictions mentioned above is ruled to be invalid due to exceeding the range reasonably required for safeguarding the rights and interests of buyer in all events, if deleting some words or shortening such period or narrowing down the scope of business activities or territory involved therein will render such restrictions valid, the foregoing restrictions shall undergo the amendment necessary to make such restrictions valid and then apply.

11. Indemnity Warranty

11.1 All Transferors and the Guarantor jointly and severally agree and undertake to give indemnity warranty to the Buyer and the Target Companies that they will indemnify and hold fully harmless, from the Date of Transaction to the date permitted by law to the largest extent, the Buyer and Target Companies from all losses, expenditures, expenses or liabilities arising from any or all other liabilities or potential liabilities of the Target Companies on or before the Date of Transaction that are known to all Transferors and the Guarantor and that have not been disclosed to the Buyer, except the liabilities Disclosed or the liabilities or potential liabilities that are not known to the Transferors and the Guarantor; there is no upper limit on the total indemnify amount given by the Transferor and the Guarantor to the Buyer.

11.2 All Transferors and the Guarantor jointly and severally agree and undertake to give indemnity Warranty to the Buyer and the Target Companies that they will indemnify and hold harmless, from the Date of Transaction to the date permitted by law to the largest extent, the Buyer and Target Companies from all losses, expenditures, expenses or liabilities arising from any or all liabilities or potential liabilities, of the Target Companies on or before the Date of Transaction, that have been disclosed or that are not known to the Transferors and the Guarantor. If the foregoing liabilities arise from the act and/or omission and/or breach of any Warranty by (a) the Transferors and/or any person related thereto and/or (b) Target Companies, the Directors, Licensed Corporations, employees, agents, representatives and professional advisers thereof, there is no upper limit on the total indemnify amount given by the Transferor and the Guarantor to the Buyer; however, if the responsibilities do not arise from the act and/or omission and/or breach of any Warranty by (a) the Transferors and/or any person related thereto and/or (b) Target Companies, the Directors, Licensed Corporations, employees, agents, representatives and professional advisers thereof, the upper limit on the total indemnity amount given by the Transferors and the Guarantor to the Buyer shall be the purchase price.

11.3 All Transferors and the Guarantor jointly and severally agree and undertake to give indemnity Warranty to the Buyer and the Target Companies that they will indemnify and hold harmless, from the Date of Transaction to the date permitted by law to the largest extent, the Buyer and Target Companies from all losses, expenditures, expenses or liabilities arising from any or all liabilities or potential liabilities of the Target Companies that are caused by a dispute or lawsuit and potential dispute or lawsuit with the employees thereof, or clients or customers of business thereof (including but not limited to the Business), or parties that have business relations therewith on or before the Date of Transaction. If the foregoing liabilities arise from the act and/or omission and/or breach of any Warranty by (a) the Transferors and/or any person related thereto and/or (b) Target Companies, the Directors, Licensed Corporations, employees, agents, representatives and professional advisers thereof, there is no upper limit on the total indemnify amount given by the Transferor and the Guarantor to the Buyer; however, if the responsibilities do not arise from the act and/or omission and/or breach of any Warranty by (a) the Transferors and/or any person related thereto and/or (b) Target Companies, the Directors, Licensed Corporations, employees, agents, representatives and the professional advisers thereof, the upper limit on the total indemnity amount given by the Transferors and the Guarantor to the Buyer shall be the purchase price.

11.4 All Transferors and the Guarantor jointly and severally agree and undertake to give indemnity Warranty to the Buyer and the Target Companies that they will indemnify and hold harmless, from the Date of Transaction to the date permitted by law to the largest extent, the Buyer and Target Companies from all losses, expenditures, expenses or liabilities arising from any or all liabilities or potential liabilities of the Target Companies on or before the Date of Transaction that are caused due to violation of any laws and regulations of Hong Kong or any other applicable jurisdiction (including but not limited to the violation of the Company Ordinance of Hong Kong by reason of previous failure on the part of the Target Companies to submit/put on file the annual returns on time), the regulations or codes of SFC, or the regulations or codes on Trading Licenses. If the foregoing liabilities arise from the act and/or omission and/or breach of any Warranty by (a) the Transferors and/or any person related thereto and/or (b) Target Companies, the Directors, Licensed Corporations, employees, agents, representatives and professional advisers thereof, there is no upper limit on the total indemnify amount given by the Transferor and the Guarantor to the Buyer; however, if the responsibilities do not arise from the act and/or omission and/or breach of any Warranty by (a) the Transferors and/or any person related thereto and/or (b) Target Companies, the Directors, Licensed Corporations, employees, agents, representatives and professional advisers thereof, the upper limit on the total indemnity amount given by the Transferors and the Guarantor to the Buyer shall be the purchase price.

12. Confidentiality

12.1 Except for disclosure made according to Article 12.2, any Party shall maintain strict confidentiality of information received or obtained thereby due to the conclusion or performance of this Agreement, including:

(a) The contents and provisions of this Agreement and other agreements, contracts and matters hereunder;

(b) Negotiation of this Agreement; and

(c) Information obtained by the Buyer in carrying out verification of the Target Companies.

12.2 Any Party may disclose confidential information under the following circumstances:

(a) according to the requirement of any government law;

(b) according to the requirement of any stock exchange or regulatory agency or government agency;

(c) with the written consent of the other Parties hereto, who have not withheld or delayed the written approval without justifiable reasons;

(d) the information has become public not due to the fault of any Party; or

(e) The information is disclosed to the professional advisers, auditors and investment advisers of the Parties hereto so as to obtain professional opinions on this Agreement.

12.3 After the termination of this Agreement, the restrictions included in Article 12 shall still apply without limitation of time.

13. Partial Invalidity

13.1 If any provisions hereof becomes illegal, invalid or unenforceable at any time in any aspect, the legality, validity, and enforceability of the remaining parts hereof shall not be thus affected or damaged.

13.2 If any provisions hereof becomes illegal or unenforceable in a jurisdiction, such illegality or unenforceability shall not affect the legality or enforceability thereof in another jurisdiction.

14. Transfer

This Agreement shall still binding (as the case may be) on the successors, transferees, and personal representatives of all Parties, provided that the rights of the Parties as provided herein may not be transferred, unless otherwise explicitly prescribed.

15. Subsequent Effect of the Agreement

Subject to the clauses hereof, the provisions of this Agreement, including Warranties, that have not been fully performed at the time of transaction shall remain effective after the transaction.

16. General Terms and Conditions

16.1 On the condition of abiding by the terms and conditions hereof, each contracting Party shall bear its own legal fees, accounting fees and other expenses and expenditures incurred in the negotiation on the dealing of Salable Equities contemplated herein, on the signature of this Agreement, and on the implementation of the dealing contemplated herein. After the termination of this Agreement, this Article shall still apply.

16.2 This Agreement includes an entire agreement reached by the Parties hereto with respect to the subject matter hereof and supersedes all agreements, memoranda of understanding, arrangements, representations, warranties or dealings concluded previously by the Parties hereto with respect to such subject matter; the Parties hereto confirm that they will not make any claim for any superseded agreement.

16.3 All stamp duties arising from the dealing of the Salable Equities shall be equally borne by the Buyer and the Transferors.

16.2 Any amendment to this Agreement shall not be binding unless recorded in the documents signed by the Parties hereto.

16.3 The failure or delay on the part of any contracting Party to exercise any of its rights hereunder shall not deemas a waiver of such rights; any single or partial exercise of any rights hereunder does not preclude any other or further exercise of such rights, or the exercise of any rights, or damage or affect any other rights. The rights and remedies provided in this Agreement are accumulative and do not preclude any rights or remedies provided in laws.

16.4 Any date or period mentioned in this Agreement and any other dates or periods replacing such date or period upon the approval of the Parties hereto or by other means are critical and necessary.

17. Notice

17.1 Any notice, requirement, legal instrument, document or other communications (collectively referred to as “Communications” in this Article 17) given pursuant to this Agreement shall be written in English or Chinese, shall be made in writing, may be sent personally or by mail or be transmitted to the fax number (if any) of related Parties, and shall indicate the recipient and/or other persons specified in Article 17.4 to whom the Communications shall be copied.

17.2 If the Party to whom the Communications shall be sent or copied according to this Agreement needs to change its address or fax number, it shall send a written notice to all other Parties pursuant to the provisions of Article 17 and indicate in such notice that such change is made for the purpose of this Agreement; such change shall not take effect unless and until five days after such notice is sent.

17.3 All Communications shall be given in the following manner and shall be deemed received by the recipient of such Communications at the time indicated beside related mode of sending:

Mode of sending	deemed time of receipt
Local mailing or courier service	24 hours
Fax	at the time of transmission
Air courier/express mail	3 days
Air mail	5 days

17.4 The initial address and fax number, recipient and cc recipient of the Communications to the Parties are as follows:

To the Transferors:

Address: Rooms 3705-07, the Center, 99 Queen’s Road Central, Hong Kong

Fax number: +852 3900 1705

Recipient: Mr. Tang Zhenyu

To the Buyer:

Address: 37F, Tower A, Poly Plaza, No. 99 of Zhongnan Road, Wuchang District, Wuhan

Fax number: 027-87618863 (Wuhan)

Recipient: Mr. Wu Jiangang

To the Guarantor:

Address: Rooms 3705-07, the Center, 99 Queen’s Road Central, Hong Kong

Fax number: +852 3900 1705

Recipient: Mr. Tang Zhenyu

17.5 The Communications delivered pursuant to Article 17 shall be deemed effectively given. If the Communications are delivered to the address of the recipient or the address has been correctly written on the envelope containing such Communications and the Communications are mailed or sent to the address of the Recipient or transmitted to the recipient appropriately by fax, such Communications shall be deemed given and/or received. If the Communications are sent by fax, they shall be deemed appropriately given after the successful transmission report printed by the fax machine is received.

17.6 Any provision of this Article does not preclude the delivery of Communications by other means permitted by law or proof of such delivery.

18. Copies and Legal Language

18.1 This Agreement may be signed in any number of copies or separate copies. Each copy so signed shall be deemed as an original, provided that all copies shall constitute the same document and be binding on all Parties.

18.2 This Agreement is written in Chinese.

19. Governing Law, Jurisdiction and Receiving Agent of Legal Instruments

19.1 This Agreement shall be governed by and interpreted in accordance with the laws of Hong Kong. The Parties hereby irrevocably agree that court of Hong Kong serves as the non-exclusive tribunal. The contracting Parties hereby irrevocably agree to waive any objection to any court or place of litigation involved in this Article that they may raise at any time or any objection to claims made in lawsuits filed before other courts.

19.2 The Transferors and the Guarantor hereby irrevocably designate Mr. Tang Zhenyu (address: Rooms 3705-07, the Center, 99 Queen’s Road Central, Hong Kong, telephone: 852-3900 1701, fax: 852 3900 1705) as their agent (“Transferors’ Agent”) to receive and confirm any writ, subpoena, order, judgment or other legal proceeding notice (collectively referred to a the “Legal Notice”) in Hong Kong on behalf of the Transferors. The personal delivery of the writ and/or any other related documents to the Transferors’ Agent or sending of such writ and/or other documents to the foregoing address or known new address by registered mail, such writ and/or other documents shall be deemed effectively served on the second Business Day after they are mailed; if there is a mail box at the foregoing address or the known new address, the putting of such writ and/or other documents into such mail box (whether sent to the Transferors or not or received by the Transferors or not) shall be deemed that such writ and/or other documents have been effectively given. If the Transferors’ Agent is unable to continue serving as the agent of such Transferors for any reason, the Transferors shall appoint another agent in Hong Kong for the same purpose and shall notify the other contracting Parties hereto in writing of such appointment pursuant to Article 17. According to Article 17, unless and until the notice on the appointment of the new agent is deemed to have been received by other contracting Parties hereto, any Legal Notice shall be deemed to have been appropriately given to the Transferors under law if it is appropriately sent to the Transferors’ Agent.

19.3 The Buyer hereby irrevocably designates Stevenson, Wong & Co. (address: 4/F, 5/F & 1602 Central Tower, 28 Queen’s Road Central, Hong Kong, telephone: 852-2526 6311, Fax: 852-2845 0638) as its agent (“Buyer’s Agent”) to receive and confirm any Legal Notice in Hong Kong on behalf of the Buyer. The personal delivery of the writ and/or any other related documents to the Buyer’ Agent or sending of such writ and/or other documents to the foregoing address or known new address by registered mail, such writ and/or other documents shall be deemed effectively served on the second Business Day after they are mailed; if there is a mail box at the foregoing address or the known new address, the putting of such writ and/or other documents into such mail box (whether sent to the Buyer or not or received by the Buyer or not) shall be deemed that such writ and/or other documents have been effectively give. If the Buyer’s Agent is unable to continue serving as the agent of such Buyer for any reason, the Buyer shall appoint another agent in Hong Kong for the same purpose and shall notify the other contracting Parties hereto in writing of such appointment pursuant to Article 17. According to Article 17, unless and until the notice on the appointment of the new agent is deemed to have been received by other contracting Parties hereto, any Legal Notice shall be deemed to have been appropriately given to the Buyer under law if it is appropriately sent to the Buyer’ Agent.

19.4 The provisions of Article 17, after necessary amendment, shall apply to any Communication between the receiving agents of the legal instruments as designated by the contracting Parties in Article 19 or between the successors’ agents.

[The remainder of this page is intentionally left blank]

In witness whereof, this Agreement is signed on the date stated on the first page.

Signed by

Wang Jun

For and on behalf of iSTAR Capital International Co. Limited

Witness: Zhang Na

Signed by

Wang Jun

For and on behalf of iSTAR Management Limited

Witness: Zhang Na

Signed by

Wu Jiangang

For and on behalf of Tianfeng Securities Co., Ltd.

Witness:

Signed by

Wang Jun

For and on behalf of Beijing Fuhua Innovation & Technology Development Co., Ltd.

Witness: Zhang Na

Appendix 3

Representations and Warranties

1. Transferors and the Guarantor, Target Companies, and Salable Equities

1.1 The Transferors and the Guarantor have sufficient power to sign this Agreement, exercise their rights hereunder, and fulfill their obligations hereunder; in addition, once this Agreement is signed, the provisions of this Agreement shall be legal, effective and binding on the Transferors and the Guarantor.

1.2 On the Date of Transaction, the Salable Equities account for 100% of the shares issued by each Target Company.

1.3 On the Date of Transaction, the Salable Equities are beneficially owned by the Seller and the Seller has the right, power and authorization to sell and transfer the Salable Equities. On the Date of Transaction, the Salable Equities are not subject to the restrictions of any Encumbrance and are attached with ancillary rights.

1.4 Except for the approval of the Board of Directors, CSRC, and SFC, the sale and transfer of Salable Equities do not need the consent of any third person.

1.5 The original or the Director-certified copy of the newest articles of association and other constitutional documents of the Target Companies has been provided to the Buyer. To the best knowledge and belief of the Transferors, the contents of the articles of association and other constitutional documents of the Target Companies are true and complete and are attached with the resolution of the Target Companies adopted according to related requirements of laws on which the establishment of the Target Companies is based.

1.6 On or before the Date of Transaction, the Target Companies are legally established and validly existing according to the laws of the place where they are registered and established and have full rights and legal power to operate their business and own their assets. To the best knowledge and belief of the Transferors, the Target Companies have not become bankrupt or liquidated, nor have been required to undergo liquidation or bankruptcy by any resolution, application or order, and no liquidator or receiver has been assigned for the assets of the Target Companies.

1.7 To the best knowledge and belief of the Transferors, the details of the Target Companies as listed in Appendix 1 and such Business in Appendix 2 are true and accurate in all aspects.

1.8 To the best knowledge and belief of the Transferors, subject to the obtainment of approval from the SFC for related sale, the conclusion of this Agreement, sale of the Salable Equities, and the compliance with and performance of their liabilities hereunder will not conflict with or contravene any law, decree, or agreement binding on the Target Companies or any judgment, injunction, order, decision, and ruling that are issued by any court, arbitration tribunal and administrative or government agency.

1.9 The Target Companies have not taken any actions resulting in its liquidation, nor have taken or instituted nor will institute or face any legal proceeding or lawsuit that will cause the liquidation of the Target Companies.

1.10 The Transferors and the Guarantor have not taken any actions resulting in its liquidation, nor have taken or instituted nor will institute or face any legal proceeding or lawsuit that will cause the liquidation of the Transferors.

2. Shares

2.1 The Target Companies have not reached any unfulfilled agreement with any person or undertaken to any person to issue, provide or give shares, securities or bonds of any form or type.

3. Performance under Law and Company Registration

3.1 The Target Companies have legally and validly performed the requirements of document submission and registration pursuant to the laws and regulations of the place where they are registered and established as well as the provisions of other related laws.

3.2 To the best knowledge and belief of the Transferors, the statutory instruments and resolutions of the Target Companies are all written according to law and the Target Companies have performed the requirements of related laws for the Target Companies, issued shares, bonds and other securities.

3.3 The Target Companies, as the hypothecation (if any) of the beneficiary, have been registered with related registration authority or government department pursuant to the requirements of the relevant laws.

3.4 The originals of all evidentiary documents on the ownership of significant properties of the Target Companies, all signed copies of significant contracts to which the Target Companies serve as a party, and other important documents and materials of the Target Companies are held or controlled by the Target Companies.

4. Accounts

4.1 The Accounts, to the best knowledge and belief of the Transferors:

(a) on the date of accounts, are correctly prepared and made according to applicable laws and regulations and generally accepted good accounting standards and truthfully, fairly, completely and correctly reflect the financial situation of the Target Companies on the date of accounts;

(b) make true and fair description of the operation and financial situation of the Target Companies;

(c) have not been subject to any prejudicial influence of any unusual, special or non-repetitive events that have not been disclosed in the Accounts; and

(d) fully and comprehensively disclose the financial situation of the Target Companies up to the date or related accounts.

4.2 The Accounts and other accounts books and records are owned or controlled by the Target Companies, have all been appropriately recorded in writing and demonstrated correctly, reflect that all dealings concluded by the Target Companies are carried out according to applicable laws and regulations and commonly adopted and generally accepted good accounting standards, and truly and fairly reflect the financial, trading and contractual status of the Target Companies, the fixed assets, current assets, contingent assets and liabilities thereof, as well as the debtors and debtees thereof. The accounting standards of the Target Companies have been consistent and have not undergone any material change since the Target Companies have been established.

4.3 As of February 28, 2015 (“Date of Accounts”),

(a) The Target Companies have not concluded any significant contracts or undertakings (except for the businss contracts reached in routine operation) and have not reached any agreement on the acquisition of, sale of, or consent to acquire or sell, significant fixed assets;

(b) The Target Companies have not incurred any liabilities (except for the normal commerce clauses that are abided by in normal commercial operation);

(c) The Target Companies have not been involved in any accident that may result in the termination of any significant contracts or any existing significant rights and interests of the companies by any third party, or any event that the Target Companies are required to repay any large-amount payment or debt before the maturity date;

(d) The Target Companies have not set up any Encumbrance on all or part of their assets;

(e) The Target Companies carry out their routine operation as usual in the same manner (including nature and scope) so as to maintain their basic business reasonably satisfactory to the Buyer; the Target Companies have not added to or issued any liability regarding their non- fixed assets or carrying value, nor have reached any unusual or abnormal contracts;

(f) Except for the ordinary business-related resolutions adopted at the annual general meetings, the Target Companies have not adopted any resolutions at the general meetings thereof;

(g) The Target Companies have not paid, announced the payment of, or decided to pay, or planned to pay, any dividend or other distributions to the shareholders of the Target Companies;

(h) The Target Companies have not suffered any significant event that damages the reputation, routine operation, financial situation or prospect of the Target Companies and the Target Companies conclude dealings and bearings only under their normal operation conditions;

(i) The Target Companies have not suffered any significant event that affects the tax liabilities of the Target Companies or causes the Target Companies to be deemed to (compared with the actual situation) have any income, interest or gain, which renders the Target Companies liable to pay any tax that should have been directly paid or first borne by another third person, firm or company;

(j) Except for the director’s fee, the Target Companies have not paid any remuneration (or bonus) to any Management personnel or employee thereof or increased the benefits of such personnel or employee, nor have undertaken to increase such remuneration (except for those provided in the New Employment Agreement with the Management of the Target Companies) in the future (whether retroactive or not); and

(k) There is no significant and adverse change in the financial situation and prospect of the Target Companies, and the Target Companies only conclude dealings and assume liabilities in their routine business.

4.4 All the following significant contracts (if any) signed by the Target Companies before April 1, 2015 shall be disclosed to the Buyer in writing or be reflected in the Accounts:

(a) Issuing or agreeing to issue any capital stock or loan capital with an amount exceeding HK$500,000 or granting or agreeing to grant any option involving shares or loan capital or the right to purchase or subscribe any share or loan capital;

(b) Concluding any dealing agreement or contract, trading, or business beyond the general normal business or with an amount exceeding HK$500,000, purchasing or selling any rights and interests in any assets, or increasing or assuming any capital commitment or expenditure, or actual or contingent liability in any form;

(c) Except for general normal business, establishing or permitting any hypothecation, pledge (fixed or floating), lien, mortgage, or mortgage or Encumbrance in other forms, or rights and interests of any nature (whether similar to the foregoing or not), or establishing or creating lien on any part of its business, property or assets of the Target Companies, except for the lien that is created according to law or by its normal business operation and that involves a small amount;

(d) Unless required by general business operation, any contract concerning the borrowing or loan exceeding HK $1,000,000.

4.5 Except for those provided herein, the Target Companies have not announced or paid any dividend from the Date of Accounts.

4.6 As of the Date of Accounts, the Target Companies have not undergone any Material Adverse Change (or impact).

5. Financial Condition

5.1 From the date of this Agreement and the Date of Accounts, there is no

(a) Significant dealing that constitutes non-routine business operation;

(b) Loan, indemnity or Warranty concluded by the Target Companies for any other person, except for those signed as required by the normal operation of the Target Companies;

(c) Conclusion of any agreement for the purpose of carrying out the foregoing matters;

(d) Any sale or transfer of any tangible or intangible assets that are required in maintaining the basic operation of the Target Companies; or

(e) Any damage, destruction or loss, whether insured or not, which causes serious damage to the Property and Business (by the entirety) of the Target Companies.

5.2 To the best knowledge and belief of the Transferors, the accounts and records of the Target Companies are prepared according to the accounting policies that correspondingly adopted in the business place of such company, are treated according to the related provisions of local laws, reasonably record and fairly reflect all dealings, accounts and records of the Target Companies, and are free of any major deviation or inconsistency.

5.3 Except for the dealings carried out by the Target Companies in normal business operation activities in connection with this Agreement or involved herein, the Target Companies have not had any unrecorded debt, contingent debt and undertakings from the date on which this Agreement is signed to the date of the transaction is completed.

5.4 Except for the liabilities and obligations of the Target Companies that are created in the routine business operation or according to law or that have been disclosed, the Target Companies do not have any other significant obligations and liabilities.

5.5 Except for those that have been disclosed, from the signature date of this Agreement to the account management date, the Target Companies do not have:

(a) ;; any loan or debt of any credit or lending natural

(b) any mortgage, pledge or bond or any obligation (including conditional obligation) to establish mortgage, pledge or bond, except for the mortgage, pledge or bond incurred in recurrent business; and

(c) Any unfulfilled obligation or other contingent obligations under any indemnity.

5.6 Except for all guarantees from which the Transferors and the Guarantor are discharged pursuant to Article 3.1(1), the Transferors or the Target Companies have not done any act that may affect or damage the use by the Target Companies of the draft, loan, or other financing.

5.7 Except for the dealings of the Target Companies that have been disclosed and that are created in the normal business operation activities, or that are in connection herewith or that are involved herein, the Target Companies, from the signature date of this Agreement to the Date of Transaction, have not had any unrecorded loan or borrowing that shall be paid but that has not been paid to any third party, nor have issued any indemnity/Warranty in the favor of any third person or formed mortgage of any other forms, nor have any obligations and undertakings to third persons.

6. Licenses

6.1 The Target Companies have obtained Licenses issued by SFC for (in the case of iSTAR Futures) type 2 Regulated Activities (dealing in futures contract), (in the case of iSTAR Wealth) type 4 Regulated Activities (giving investment advice relating to the sale/purchase of securities), type 5 Regulated Activities (giving investment advice relating to the sale/purchase of futures contracts), and type 9 Regulated Activities (providing assets management), and the foregoing Licenses remain effective and take effect from the issuance date of such Licenses to the Date of Transaction specified herein. The Target Companies have obtained a futures dealer certificate issued by Hong Kong Futures Exchange Limited and a clearing participating certificate issued by HKFE Clearing Corporation Limited, and the foregoing Licenses remain effective and take effect from the issuance date of such Licenses to the Date of Transaction specified herein.

6.2 To the best knowledge and belief of the Transferors, no circumstance has occurred that may result in the revocation, cancellation, withdrawal, termination or suspension of the registration or approval of any License.

6.3 To the best knowledge and belief of the Transferors, there is no investigation or inquiry which will result in the revocation, withdrawal, or termination of the Licenses or suspension of such Licenses, registration or approval.

6.4 To the best knowledge and belief of the Transferors, all related employees of each Target Company meet the requirements of Licenses (including professional training or experience) and are thus employed or appointed to act in such capacity.

6.5 Each Target Company has the internal monitoring procedures and financial & operation ability and is able to, under reasonable expectation, protect its business under the License from financial loss arising from theft, fraud or other dishonest act, or professional improperness or negligence.

7. Insurance

7.1 To the best knowledge and belief of the Transferors, the Target Companies have not suffered any uninsured non-recurring or abnormal loss.

7.2 Each Target Company has purchased effective insurances against main risks of its major assets (including but not limited to the Property) and the main risks of its major business, for a general and prudent amount. Such insurances are all validly existing (if the insurances have expired, the Target Companies shall be urged to renew the same) and the Target Companies have not received any written notice on revocation of such insurance policies.

7.3 To the best knowledge of thebuyers, the Target Companies have not committed any act or omission, which has rendered or may render such insurance policies invalid or possibly invalid or has resulted in or may result in the possible increase of the insurance premiums.

8. Tax

8.1 To the best knowledge and belief of the Transferors, the Target Companies have abided by, in all aspects, the tax-related registrations and notices required by relevant laws, have kept proper and complete records of tax matters, and have filed tax tables on schedule; there is no pending dispute with tax bureau and other tax authorities.

8.2 To the best knowledge and belief of the Transferors, the Target Companies have: (a) paid all payable taxes incurred on or before the Date of Transaction; and (b) taken all steps to obtain all tax breaks that they are entitled to on or before the Date of Transaction.

8.3 To the best knowledge and belief of the Transferors, there is no dispute between the Target Companies and government agencies over the related taxes, and the Seller does not know any pending dispute or the possibility of dispute.

9. Major Dealings

9.1 Unless otherwise provided herein, form the Date of Accounts, the Target Companies have not:

(a) issued or redeemed or agreed to issue or redeem any share or loan capital;

(b) Announced or paid or distributed any dividend, made any investment distribution, repaid any loan or investment loan in whole or in part;

(c) carried out any major dealings (including but not limited to the trading of important assets) or incurred any liabilities (except for those incurred in routine operation); or

(d) given any Warranty or indemnity, or given any Warranty or indemnity on behalf of any person or company.

10. Lawsuit

10.1 The Target Companies have not been involved in any lawsuit, arbitration, complaint, or other disputes over law or contract, nor have participated in the hearing of any statutory government department, authority, organization or agency, nor have been investigated with respect to any significant dispute or by a government agency in the place where the business of the Target Companies is operated.

10.2 There is no lawsuit, arbitration, complaint, or other litigation over law or contract, against the Target Companies, or investigation threatened or pending; to the best knowledge and belief of the Seller, there is no fact or circumstance that may result in such lawsuit, arbitration, investigation or hearing.

10.3 To the best knowledge and belief of the Transferors, there is no unfulfilled court judgment or order against the Target Companies and the Target Companies have not been subject to the restrictions of any continuous injunction, writ of execution or decree.

11. Contract and Undertaking

11.1 From the Date of Accounts, the Target Companies have operated business as usual and, except for the dealing hereunder, the Target Companies have not carried out dealings or incurred any significant liabilities and obligations, unless such liabilities or obligations are concluded in the normal routine operation on the fair and reasonable basis.

11.2 The Target Companies have not contravened any significant contracts and undertakings.

12. Liquidation

12.1 To the best knowledge and belief of the Transferors, there is no court order or petition or resolution requiring the liquidation of the Target Companies, or any detention, enforcement, any other proceedings or any legal actions against the Target Companies which result in the obtainment of the property owned by the Target Companies.

12.2 To the best knowledge and belief of the Transferors, there is no appointment of an enforcer or liquidator with respect to the real estate or property of the Target Companies.

12.3 To the best knowledge and belief of the Transferors, no Target Company has reached any arrangement or consultation with its debtees or debtees of any type.

12.4 To the best knowledge and belief of the Transferors, there is no circumstance under which any floating mortgage may be enforced, nor any circumstance that may result in the enforceability of floating mortgage.

13. Trading and Business

13.1 Both Target Companies carry out business operation activities according to relevant existing laws of Hong Kong or applicable laws of other jurisdictions, and there is no court order, injunction or judgment that is given by a court or government agency in Hong Kong or other jurisdictions that may cause adverse impact on the Target Companies and the Property or operation thereof.

13.2 In order to cause the Target Companies to operate their business effectively, to the best knowledge and belief of the Transferors, the Target Companies have obtained the licenses, permits, approvals and authorizations related to operation and such licenses, permits, approvals and authorizations are all legal and validly existing; the seller does not know any reasons that may result in the suspension, cancellation or abolishment of the foregoing licenses, permits, approvals or authorizations or that may cause the foregoing licenses, permits, approvals or authorizations not to be renewed or reissued upon the expiration thereof.

13.3 From the Date of Accounts, all businesses of the Target Companies are carried out normally.

13.4 The Target Companies or the Directors, managers, agents or employees (during the term of office) have not committed or done any act or omitted any matter and such act or omission has violated the related laws, decrees or regulations of Hong Kong or other places (especially the provisions of Securities and Futures Ordinance (Chapter 571 of Laws of Hong Kong) and all bylaws and rules, the Company (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of Laws of Hong Kong), and the Company Ordinance (Chapter 622 of Laws of Hong Kong) ) and thus should be subject to fines or any other punishments.

14. Miscellaneous

14.1 Neither of the Target Companies has:

(a) violated any law, ordinance, order, detailed rule or regulation binding thereupon, or contravened the provisions of the articlesof association and detailed rules of the Target Companies, or breached any trust, covenant, agreement or license to which it is a party, or violated any indemnity, mortgage, pledge or bond;

(b) participated in any performable dealing, which is unenforceable because it is cancellable or even invalid or illegal on the suggestion of a Party; or

(c) omitted or permitted the omission of any act done for the purpose of protecting the ownership of the properties of the Target Companies or for enforcing or retaining the preferential ownership of any property.

14.2 All information contained in any material furnished by the Transferors and the Guarantor for the purpose of concluding this Agreement is true and accurate and is free of any undisclosed significant fact or event, which may cause the foregoing information or document to be untrue, incorrect, or misleading.

14.3 The Transferors and the Guarantor have full legal capacity to sign this Agreement, to exercise their corresponding rights, and to perform their corresponding obligations; this Agreement, once signed by the Parties, will become an effective document that is binding on all Parties and, subject to the clauses hereof, may enforce the Parties to perform their obligations pursuant to related provisions.

14.4 The execution, delivery, and performance of the obligations hereunder by each of Transferors and the Guarantor will not hinder the implementation of the following provisions, (a) laws, regulations or any order or judgment formulated by any government, agency or tribunal in Hong Kong or in any jurisdiction where it is registered or operated; (b) company registration laws and company registration documents on the date this Agreement is signed and on the date the transaction is completed; and (c) any mortgage, contract, undertaking or document to which it is a party or that is binding thereupon.

14.5 The execution, delivery and performance of this Agreement (to ensure effectiveness or feasibility) and dealing of Salable Equities, unless otherwise provided herein, do not need to obtain any consent, permit, approval or authorization of any government agency, or filing or registration.

14.6 Unless otherwise provided herein, the signature and implementation of this Agreement do not need any waiver, consent or approval of any government agency or any third party nor, unless otherwise provided herein, the filing with any government agency or any related third party.

14.7 From the signature date of this Agreement to the Date of Transaction, to the best knowledge and belief of the Transferors, the contents listed in the foreword, appendixes and annexes are all true, accurate, and complete.

15. Money Laundering and Terrorist Financial Activities

15.1 The Business has abided by from the outset all laws and regulations on anti-money laundering and counter-terrorism finance promulgated by all and any applicable jurisdictions and the rules, regulations, guidelines or circulars issued or administered by any government agency in any applicable jurisdictions, including but not limited to Anti-Money Laundering and Counter-Terrorist Financing (Financial Institutions) Ordinance (Chapter 615 of Laws of Hong Kong), Drug Trafficking (Recovery of Proceeds) Ordinance (Chapter 405 of Laws of Hong Kong), Organized and Serious Crimes Ordinance (Chapter 455 of Laws of Hong Kong), and United Nations (Anti-Terrorism Measures) Ordinance (Chapter 575 of Laws of Hong Kong); to the best knowledge and belief of the Transferors, the Target Companies have not been involved in any legal action, lawsuit or legal proceeding launched by a government agency or other authorities or organizations of any jurisdiction on anti-money laundering and anti-terrorism finance, nor face the threat of such legal action or lawsuit or legal proceeding.

16. Licensed Corporation

16.1 By the Date of Transaction hereof, there is no circumstance that results in the possible revocation, withdrawal, cancellation, termination or suspension of the Licenses, registrations or approvals issued by SFC and/or any government agency to the Target Companies as the Licensed Corporations.

16.2 To the best knowledge and belief of the Transferors, no Licensed Corporation nor the Director or employee thereof has received any investigation or inquiry which will result in the revocation, withdrawal, termination or suspension by any regulatory authorities (including but not limited to the SFC) of Licensed Corporations of the Licenses, registrations or approvals issued thereto.

16.3 To the best knowledge and belief of the Transferors, all related employees of each Target Company meet the requirements of Licenses (including professional training or experience) and are thus employed or appointed to act by the Target companies while employed by an affiliate of the Target Companies . If such employees are employed by an affiliate of the Target Companies, the Transferors shall, after the signature of this Agreement, assist the Target Companies in completing the transfer of the personnel relations of related employees.

17. No Omission of Major Disclosure

17.1 To the best knowledge and belief of the Transferors, the Transferors and the Target Companies have fairly, reasonably, comprehensively and honestly disclosed all significant events or major adverse events of the Target Companies in all aspects to the Buyer in writing.

18. No Material Adverse Change

18.1 To the best knowledge and belief of the Transferors, the Target Companies are free of any material adverse influence or change in all aspects and are free of any event that may result in such influence or charge.

19. Employee

19.1 There is no previous, present, threatened, or pending dispute between a Target Company and its employees of any group or category, and there is no arrangement between the Target Company and the labor union or organization acting on behalf of such employees.

19.2 The Target Companies are not liable to provide, after the Date of Transaction, any other benefits to their employees than the year-end bonus equal to the wage of not more than one month, except for the benefits provided according to relevant laws, or regulations, or related articles of association.

19.3 Neither Target Company has any pension, provident fund, separation or retirement welfare fund, plan or arrangement, which will cause the Target Company to adopt an agreement and to provide retirement benefits of any type (the forgoing term shall include the welfare and provident fund payable at the time of retirement, separation, death, or disability or any other benefits usually provided in the retirement plan) to any of its Directors or senior officers or any spouse or other families of such Directors or senior officers.

19.4 The employment contract to which all Target Companies are a party may be terminated, without making significant compensations, by giving a notice of not more than one month.

Appendix 4

Tax Indemnity Agreement

Dated on: March 30, 2015

iSTAR Capital International Co. Limited

and

iSTAR Management Limited

and

Tianfeng Securities Co., Ltd.

and

iSTAR International Futures Co. Limited

iSTAR International Wealth Management Co. Limited

Beijing Fuhua Innovation & Technology Development Co., Ltd.

(“Guarantors”)

Tax Indemnity Agreement for iSTAR International Futures Co. Limited and iSTAR International Wealth Management Co. Limited

This Agreement dated on March 30, 2015 is signed and entered into by and among the following Parties.

Contracting Parties:

(1) ISTAR CAPITAL INTERNATIONAL CO. LIMITED, a limited company registered and organized in British Virgin Islands, with the registered office at P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands (“iSTAR Capital International”);

(2) ISTAR MANAGEMENT LIMITED, a limited company registered and organized in British Virgin Islands, with the registered office at P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands (“iSTAR Management”, collectively referred to as the “Transferors” together with iSTAR Capital International)

(3) Tianfeng Securities Co., Ltd., a company limited by shares that is registered and organized in Wuhan, Hubei, China, with the registered office at 37F, Tower A, Poly Plaza, No. 99 of Zhongnan Road, Wuchang District, Wuhan, Hubei, China (the “Buyer”);

(4) ISTAR INTERNATIONAL FUTURES CO. LIMITED, a limited company registered and organized in Hong Kong, with the registered office at Rooms 3705-07, the Center, 99 Queen’s Road Central, Hong Kong (“iSTAR Futures”);

(5) ISTAR INTERNATIONAL WEALTH MANAGEMENT CO. LIMITED, a limited company registered and organized in Hong Kong, with the registered office at Rooms 3705-07, the Center, 99 Queen’s Road Central, Hong Kong (“iSTAR wEALTH”; collectively referred to as the “Target Companies” together with iSTAR Futures); and

Beijing Fuhua Innovation & Technology Development Co., Ltd., a limited liability company registered and organized in Beijing, China, with the registered address at Rooms 938-941, Tower C, International Enterprise Building, No.35 of Finance Street, Xicheng District, Beijing, China (the “Guarantor”).

Foreword:

(A) The Transferors, the Buyer and the Guarantor signed the Agreement for Sale of 100% Equities of iSTAR International Futures Co. Limited and 100% Equities of iSTAR International Wealth Management Co. Limited (hereinafter referred to as the “Sale Agreement”) on March 30, 2015.

(B) The Transferors and the Guarantor agree to sign this Agreement in favor of the Buyer and the Target Companies with respect to the tax liabilities of the Target Companies.

1. Interpretations

1.1 Unless otherwise indicated in the context, the terms and words defined in the Sale Agreement shall have the same meaning when used herein.

1.2 In this Agreement, unless otherwise required by the context:

“Relief”: means any reduction, allowance, preference, offset, deduction or exemption of any tax that the Target Companies are entitled to according or ordinance or any other legal bases; and

"Claim” includes any claim, counter claim, evaluation, notice, application for claim or other documents made, or actions taken, by or on behalf of tax or any other related statutory or government agency of Hong Kong or British Virgin Islands, on the basis of which the Target Companies shall be liable or be required to be liable to pay tax of any form or shall be revoked of the right to any relief or refund of tax of any form, which should have been provided to the Target Companies in the absence of such tax claim; if the revocation of the right to any relief or refund of tax of any form shall be deemed to have created tax liability, the amount of such relief or refund or (if the amount is relatively small) the amount of foregoing tax liabilities of the Target Companies that is reduced due to such relief; in the absence of the afore-said revocation, related tax rate that is adopted for such period of relief or that takes effect during such period or (if the period for Tax rate has not been determined) the final known tax rate, and the profit of the Target Companies to set off against such relief as is shown in the audited financial statements for such period.

In this Agreement, unless otherwise indicated, all warranties, representations, compensations, covenants, agreements and undertakings made or signed by the Guarantor or the Transferors are jointly and severally made or signed by the Guarantor and the Transferors.

1.3 The headings in this Agreement are for convenience of reference only and shall not affect the interpretation hereof.

1.4 In this Agreement, words importing the singular include the plural and vice versa; words importing gender or neutral gender include all genders and a reference to a person includes corporate bodies and unincorporated bodies.

2. Compensation

2.1 Subject to the compliance with the provisions hereof, the Transferors and the Guarantor hereby undertake to the Buyer and the successor thereof and the Target Companies that they will compensate the Target Companies and cause, at any time during the term hereof, the Target Companies to continue being compensated for any income, profit or proceeds earned, charged or collected on or before the data of this Agreement by the Target Companies, or any tax arising from any event or dealing (whether separately or in connection with any circumstance that appears on or before the date of this Agreement) concluded or created on or before the date of this Agreement.

2.2 The compensation stated in Article 2.1 shall not apply to the following:

(a) Any provisions or reserve made for taxes in the accounts on the date specified by the Target Companies at the time of transaction; or

(b) Any Claim arising from any retroactive change to the law or practice of the tax bureau or any related authority of Hong Kong or British Virgin Islands that takes effect after the date of this Agreement, or any Claim created or added due to the increate of tax rate after such date (retroactive).

2.3 The compensation provided in Article 2.2 shall extend to all penalties, fines, interests, expenses and expenditures arising from any levy that the Transferors shall bear according to Article 2 hereof.

2.4 The Parties agree that if a Claim has been made pursuant to the Sale Agreement, such Claim may not be filed again pursuant to this Agreement.

3. Claim and Payment

3.1 This Agreement shall be permanently effective from the date of this Agreement.

3.2 If the claimed tax arises from the dishonest intention and/or act of (a) the Transferors and/or any persons related thereto and/or (b) Target Companies, or the Directors, Licensed Corporations, employees, agents, representatives, or professional advisers thereof, there is no upper limit on the total amount of indemnity given by the Transferors and the Guarantor to the Buyer; however, if the claimed tax does not arise from the dishonest intention and/or act of (a) the Transferors and/or any persons related thereto and/or (b) Target Companies, or the Directors, Licensed Corporations, employees, agents, representatives, or professional advisers thereof, the upper limit on the total amount of indemnity given by the Transferors and the Guarantor to the Buyer shall be the purchase price.

3.3 All moneys that the Transferors shall pay pursuant to this Agreement shall be paid without any deduction or withholding that is caused whether by tax or other reasons. If such deduction or withholding is required by law, the Transferors shall pay such moneys after the foregoing deduction or withholding and the amount of such moneys shall be equal to the amount that the payee shall be entitled to in the absence of the any of the foregoing deduction or withholding requirement.

3.4 If the Transferors or the Guarantor shall make compensation to the Buyer due to any Claim, while the Buyer or any Target Company has obtained the compensation from a third party or the repayment or refund of related tax authorities with regard to such Claim, the Buyer shall return, to the Transferors or the Guarantor, the compensation paid by the Transferors or the Guarantor after deducting reasonable expenses or other expenditures directly incurred in the obtainment of the compensation from such third party or the repayment or refund from related tax authorities.

4. Guarantee

4.1 In view that the Buyer agrees to sign this Agreement, the Guarantor hereby warrants and undertakes:

(a) to irrevocably and unconditionally warrant that the Transferors will properly and accurately fulfill all and multiple obligations mentioned herein and related documents hereof and bear all losses and expenses (whether this Agreement is cancelled or terminated or nor) directly caused by the breach or non-performance by the Transferors of this Agreement and related documents hereof.

(b)To make compensation for any action, requirement, Claim, loss, debt and various expenses (including all penalties, interests, legal fees and other expenses and any related Taxes) that the Buyer or any Target Company shall bear and that arise from the fault or fraud of the Transferors, or failure on the part of the Transferors to perform the obligations or to appropriately pay any loss and payable in full and on time.

4.2 Under any of the following circumstances, the liabilities of the Transferors and the Guarantor shall not be prejudiced, affected or exempted:

(a) Any arrangement made by and between the Buyer and the Transferors;

(b) Grace granted to the Transferors, Guarantor or other persons in time or in other aspects;

(c) Any change of or amendment to the obligations of the Transferors or the Guarantor hereunder;

(d) Invalidity, illegality or unenforceability of any provisions hereof or any obligation or liability of the Transferors hereunder;

(e) Any waiver, exercise, or negligence in exercising, or update or rescission of rights of the Transferors or other persons as involved in the Agreement, or compromise, arrangement or reconciliation of any Party; or

(f) Bankruptcy, insolvency, liquidation, dissolution, consolidation, restructuring of the Transferors or the Guarantor or other persons, inability and ability-losing of the appointed liquidator of the Transferors or the Guarantor or other persons, or any change in the organization, status or authority of the Transferors or the Guarantor or other persons.

4.3 The guarantee under Article 4.1 is continuous and remains valid until the date permitted by law to the largest extent.

4.4 The guarantee under Article 4.1 is the supplementary to any right or mortgage held by the Buyer at the present or in the future for causing the performance and abidance by the guarantee obligations, provided that such guarantee will not prejudice or replace such rights or mortgage.

4.5 Any payment under the guarantee in Article 4.1 shall be paid in full and shall not undergo any deduction or withholding (whether resulting from offset, counter claim, revenue, expense, tax or other reasons or not).

5. Notice

5.1 Any notice, requirement, legal instrument, document or other communications (collectively referred to as “Communications” in this Article 5) given pursuant to this Agreement shall be written in English or Chinese, shall be made in writing, may be sent personally or by mail or be transmitted to the fax number (if any) of related Parties, and shall indicate the recipient and/or other persons specified in Article 5.4 to whom the Communications shall be copied..

5.2 If the Party to whom the Communications shall be sent or copied according to this Agreement needs to change its address or fax number, it shall send a written notice to all other Parties pursuant to the provisions of Article 5 and indicate in such notice that such change is made for the purpose of this Agreement; such change shall not take effect unless and until five days after such notice is sent.

5.3 All Communications shall be given in the following manner and shall be deemed received by the recipient of such Communications at the time indicated beside related mode of sending:

Mode of sending	deemed time of receipt
Local mailing or courier service	24 hours
Fax	at the time of transmission
Air courier/express mail	3 days
Air mail	5 days

5.4 The initial address and fax number, recipient and cc recipient of the Communications to the Parties are as follows:

To the Transferors:

Address: Rooms 3705-07, the Center, 99 Queen’s Road Central, Hong Kong

Fax number: 852-3900 1705

Recipient: Governing Board

To the Buyer:

Address: 37F, Tower A, Poly Plaza, No. 99 of Zhongnan Road, Wuchang District, Wuhan

Fax number: 027-87618863 (Wuhan)

Recipient: Mr. Wu Jiangang

To the Guarantor:

Address: Rooms 3705-07, the Center, 99 Queen’s Road Central, Hong Kong

Fax number: 852-3900 1705

Recipient: Governing Board

To the Target Companies:

Address: Rooms 3705-07, the Center, 99 Queen’s Road Central, Hong Kong

Fax number: 852-3900 1705

Recipient: Governing Board

5.5 The Communications delivered pursuant to Article 5 shall be deemed effectively given. If the Communications are delivered to the address of the recipient or the address has been correctly written on the envelope containing such Communications and the Communications are mailed or sent to the address of the Recipient or transmitted to the recipient appropriately by fax, such Communications shall be deemed given and/or received. If the Communications are sent by fax, they shall be deemed appropriately given after the successful transmission report printed by the fax machine is received.

5.6 Any provisions of this Article does not preclude the delivery of Communications by other means permitted by law or proof of such delivery.

6. Miscellaneous Provisions

6.1 This Agreement shall be binding and effective on the successors and transferees of the Parties; without the prior written consent of the other Parties, no Party, except for the Buyer, may transfer its rights and obligations hereunder.

6.2 This Agreement constitutes the entire agreement with respect to the dealing contemplated herein. No Party to this Agreement will rely on any representations or warranties of the other Parties that do not constitute the provisions hereof.

6.3 Any amendment to this Agreement shall not be binding before it is signed in writing by the Parties hereto or the representatives thereof.

6.4 The failure or delay to exercise the rights or compensations hereunder shall not deem as a waiver of such rights or compensations or the waiver of any other rights or compensations; any single or partial exercise of any rights or compensations hereunder does not preclude any further exercise of such rights or compensations, or the exercise of any other rights or compensations.

6.5 The rights, powers and compensations included in this Agreement are accumulative and do not preclude any rights or compensations conferred by laws.

6.6 If reasonably required by the Buyer during the term hereof, the Transferors or the Guarantor will efficiently implement these documents and implement further stipulations and provide any and all compensations hereunder to the Buyer and the successor thereof as well as the Target Companies.

6.7 This Agreement may be signed in any number of copies or separate copies. Each copy so signed shall be deemed as an original, provided that all copies shall constitute the same document and shall be binding on all Parties.

6.8 If any provisions hereof becomes illegal, invalid or unenforceable at any time in any aspect, the legality, validity, and enforceability of the remaining parts hereof shall not be thus affected or damaged. If any provision hereof becomes illegal or unenforceable in a jurisdiction, such illegality or unenforceability shall not affect the legality or enforceability thereof in another jurisdiction.

7. Governing Law, Jurisdiction and Receiving Agent of Legal Instruments

7.1 This Agreement shall be governed by and interpreted in accordance with the laws of Hong Kong. The Parties hereby irrevocably agree that court of Hong Kong serves as the non-exclusive tribunal. The contracting Parties hereby irrevocably agree to waive any objection to any court or place of litigation involved in this Article that they may raise at any time or any objection to Claims made in lawsuits filed to other courts.

7.2 The Transferors and the Guarantor hereby irrevocably designate Mr. Tang Zhenyu (address: Rooms 3705-07, the Center, 99 Queen’s Road Central, Hong Kong, telephone: 852-3900 1701, fax: 852 3900 1705) as their agent (“Transferors’ Agent”) to receive and confirm any writ, subpoena, order, judgment or other legal proceeding notice (collectively referred to the “Legal Notice”) in Hong Kong on behalf of the Transferors and the Guarantor. The personal delivery of the Legal Notice to the Transferors’ Agent or sending of such Legal Notice to the foregoing address or known new address by registered mail, such Legal Notice shall be deemed effectively served on the second Business Day after it is mailed; if there is a mail box at the foregoing address or the known new address, the putting of such Legal Notice into such mail box (whether sent to the Transferors or not or received by the Transferors or not) shall be deemed that such Legal Notice has been effectively given. If the Transferors’ Agent is unable to continue serving as the agent of such Transferors for any reason, the Transferors shall appoint another agent in Hong Kong for the same purpose and shall notify the other contracting Parties hereto in writing of such appointment pursuant to Article 7. According to Article 7, unless and until the notice on the appointment of the new agent is deemed to have been received by other contracting Parties hereto, any Legal Notice shall be deemed to have been appropriately given to the Transferors under law if it is appropriately sent to the Transferors’ Agent.

7.3 The Buyer hereby irrevocably designates Stevenson, Wong & Co. (address: 4/F, 5/F & 1602 Central Tower, 28 Queen’s Road Central, Hong Kong, telephone: 852-2526 6311, Fax: 852-2845 0638) as its agent (“Buyer’s Agent”) to receive and confirm any Legal Notice in Hong Kong on behalf of the Buyer. The personal delivery of the Legal Notice to the Buyer’ Agent or sending of such Legal Notice to the foregoing address or know new address, such Legal Notice shall be deemed effectively served on the second Business Day after it is mailed; if there is a mail box at the foregoing address or the known new address, the putting of such Legal Notice into such mail box (whether sent to the Buyer or not or received by the Buyer or not) shall be deemed that such Legal Notice has been effectively served. If the Buyer’s Agent is unable to continue serving as the agent of such Buyer for any reason, the Buyer shall appoint another agent in Hong Kong for the same purpose and shall notify the other contracting Parties hereto in writing of such appointment pursuant to Article 7. According to Article 7, unless and until the notice on the appointment of the new agent is deemed to have been received by other contracting Parties hereto, any Legal Notice shall be deemed to have been appropriately given to the Buyer under law if it is appropriately sent to the Buyer’ Agent.

7.4 The provisions of Article 5, after necessary amendment, shall apply to any Communication between the receiving agents of the legal instruments as designated by the contracting Parties in Article 7 or between the successors’ agents.

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Page for Signature

This Agreement is concluded in the form of a deed and the effective date hereof shall be the date stated on the first page.

Signature of the Buyer

Tianfeng Securities Co., Ltd.

Seal:

Name:

Position: Director

Signature of the Transferors

iSTAR Capital International Co. Limited, the Transferor

Seal:

Name: Wang Jun

Position: Director

iSTAR Management Limited

Seal:

Name: Wang Jun

Position: Director

Signature of the Guarantor

Beijing Fuhua Innovation & Technology Development Co., Ltd.

Seal:

Name: Wang Jun

Position: authorized person

Signature of the Target Companies

iSTAR International Futures Co. Limited

Seal:

Name: Wang Jun

Position: Director

iSTAR International Wealth Management Co., Limited

Seal:

Name: Wang Jun

Position: Director

Dated on: September 28, 2015

iSTAR Capital International Co. Limited

(“iSTAR Capital International”)

and

iSTAR Management Limited

(“iSTAR Management”)

and

Tianfeng Securities Co., Ltd.

(“Buyer”)

and

Beijing Fuhua Innovation & Technology Development Co., Ltd.

(“Guarantor”)

Supplementary Agreement (II) to Agreement for Sale of 100% Equities of iSTAR International Futures Co. Limited and 100% Equities of iSTAR International Wealth Management Co. Limited

This Supplementary Agreements dated on September 28, 2015 is concluded and entered into by and among the following Parties:

Contracting Parties:

(1) ISTAR CAPITAL INTERNATIONAL CO. LIMITED, a limited company registered and organized in British Virgin Islands, with the registered office at P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands (“iSTAR Capital International”);

(2) ISTAR MANAGEMENT LIMITED, a limited company registered and organized in British Virgin Islands, with the registered office at P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands (“iSTAR Management”, collectively referred to as the “Transferors” together with iSTAR Capital International)

(3) Tianfeng Securities Co., Ltd., a company limited by shares that is registered and organized in Wuhan, Hubei, China, with the registered office at 37F, Tower A, Poly Plaza, No. 99 of Zhongnan Road, Wuchang District, Wuhan, Hubei, China (the “Buyer”); and

(4) Beijing Fuhua Innovation & Technology Development Co., Ltd., a limited liability company that is registered and organized in Beijing China, with the registered address at: A1701, 1702, 1703, 1705, 1706, and 1707, No. 28 Xuanwumenwai Avenue, Xicheng District, Beijing, China (the “Guarantor”).

Foreword:

(A) The Buyer, iSTAR Capital International, iSTAR Management, and the Guarantor signed on March 30, 2015 an agreement for sale of all equities of iSTAR Futures and iSTAR Wealth and a supplementary Agreement to the foregoing sale agreement on April 9, 2015 (hereinafter collectively referred to as the “Sale Agreement”). According to the Sale Agreement, if any of the Conditions Precedent stated in Article 3.1 of the Sale Agreement cannot be satisfied or be waived or exempted by the Buyer on September 30, 2015 or a later date approved by the Parties in writing, the Sale Agreement and the matters stated therein as well as the rights and obligations of the Parties hereto, subject to not conflicting the liabilities of any Party to the other Party for the breach of any provision of the Sale Agreement before the termination hereof, the Sale Agreement shall lose effect and terminate as of October 1, 2015.

(B) The Parties to the Sale Agreement hereby agree to extend the term of the Conditions Precedent mentioned in Article 3.2 of the Sale Agreement pursuant to this Supplementary Agreement.

Now therefore, the Parties agree as follows:

1. Definitions

1.1 Unless otherwise required by the context, the terms and words defined in the Sale Agreement shall have the same meaning when used in this Supplementary Agreement.

1.2 The statutory provisions mentioned shall be construed to be the amendment and revision of such provisions from time to time, or change in the application thereof according to the other provisions (whether the change is made before or after the date of this Supplementary Agreement) and to include the newly formulated provisions (whether amended or not).

1.3 The provisions and schedules mentioned refer to the provisions and schedules of this Supplementary Agreement. The schedules hereto (if any) shall be deemed to constitute a part of this Supplementary Agreement.

1.4 The headings are for convenience only and shall not affect the interpretation of this Supplementary Agreement.

1.5 In this Supplementary Agreement, words importing the singular include the plural and vice versa; words importing gender or neutral gender include any genders and a reference to a person includes corporate bodies and unincorporated bodies.

1.6 The document of provisions subject to approval means a document whose provisions have been approved by the Parties hereto or the representatives thereof and that has been signed by the Parties hereto or the representatives thereof for identification.

2. Extension of the Term of Conditions Precedent

The Buyer, the Transferors and the Guarantor unconditionally and irrevocably agree to extend the deadline mentioned in Article 3.2 of the Sale Agreement from September 30, 2015 to December 31, 2015. in case any precedent condition stated in the Sale Agreement cannot be satisfied, or be waived or exempted by the Buyer on December 31, 2015 or a later date approved by the Parties in writing, the Sale Agreement, this Supplementary Agreement, and the matters stated therein as well as the rights and obligations of the Parties hereto, subject to not conflicting the liabilities of any Party to the other Party for the breach of any provision of the Sale Agreement and this Supplementary Agreement before the termination hereof, the Sale Agreement and this Supplementary Agreement shall lose effect and terminate as of January 1, 2016.

3. General Provisions

3.1 Article 9, Article 12 through Article 19 (including the beginning and ending provisions) of the Sale Agreement shall apply to this Supplementary Agreement.

3.2 This Supplementary Agreement is an integral part of the Sale Agreement; if there is any discrepancy between this Supplementary Agreement and the Sale Agreement, this Supplementary Agreement shall prevail.

3.3 Unless otherwise explicitly stated in this Supplementary Agreement, this Supplementary Agreement shall not constitute an amendment to any provisions of the Sale Agreement.

3.4 This Supplementary Agreement may be signed in any number of copies and all copies shall constitute one and the same agreement. Any Party hereto may sign this Supplementary Agreement by signing a copy.

3.5 This Supplementary Agreement shall be governed by and interpreted in accordance with the laws of Hong Kong. The other provisions of the Sale Agreement shall remain unchanged.

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In witness whereof, this Agreement is signed on the date stated on the first page.

Signed by Wang Jun

For and on behalf of iSTAR Capital International Co. Limited

Witness: [illegible]

Signed by Wang Jun

For and on behalf of iSTAR ManagementLimited

Witness: [illegible]

Signed by Wu Jiangang

For and on behalf of

Tianfeng Securities Co., Ltd.

Witness: Wu Jiangang

Signed Wang Jun

For and on behalf of Beijing Fuhua Innovation & Technology Development Co., Ltd.

Witness: [illegible]

Dated on: April 9, 2015

iSTAR Capital International Co. Limited

(“iSTAR Capital International”)

and

iSTAR Management Limited

(“iSTAR Management”)

and

Tianfeng Securities Co., Ltd.

(“Buyer”)

and

Beijing Fuhua Innovation & Technology Development Co., Ltd.

(“Guarantor”)

Supplementary Agreement to Agreement for Sale of 100% Equities of iSTAR International Futures Co. Limited and 100% Equities of iSTAR International Wealth Management Co. Limited

This Supplementary Agreements dated on April 9, 2015 is concluded and entered into by and among the following Parties:

Contracting Parties:

(1) ISTAR CAPITAL INTERNATIONAL CO. LIMITED, a limited company registered and organized in British Virgin Islands, with the registered office at P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands (“iSTAR Capital International”);

(2) ISTAR MANAGEMENT LIMITED, a limited company registered and organized in British Virgin Islands, with the registered office at P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands (“iSTAR Management”, collectively referred to as the “Transferors” together with iSTAR Capital International)

(3) Tianfeng Securities Co., Ltd., a company limited by shares that is registered and organized in Wuhan, Hubei, China, with the registered office at 37F, Tower A, Poly Plaza, No. 99 of Zhongnan Road, Wuchang District, Wuhan, Hubei, China (the “Buyer”); and

(4) Beijing Fuhua Innovation & Technology Development Co., Ltd., a limited liability company registered and organized in Beijing, China, with the registered address at Rooms 938-941, Tower C, International Enterprise Building, No.35 of Finance Street, Xicheng District, Beijing, China (the “Guarantor”).

(The foregoing Parties are collectively referred to as the Parties)

Whereas:

1. The Parties signed the Agreement for Sale of 100% Equities of iSTAR International Futures Co. Limited and 100% Equities of iSTAR International Wealth Management Co. Limited (“Original Agreement“) on March 30, 2015;

2. The Original Agreement stipulates that, within ten working days after the Original Agreement is signed, the Buyer shall deposit a Down Payment of forty million Hong Kong dollars (HK$40,000,000) in a lump sum in the bank account of thetransferee;

3. Subject to the provisions of existing and effective laws of the place where the Buyer is located, the Buyer is unable to complete the payment of the Down Payment specified in the Original Agreement to the Transferors within the period set forth in the Original Agreement.

Now therefore, the Parties understand and supplementarily reach and conclude the following agreement:

1. The Buyer shall, within five working days after this Supplementary Agreement is signed, pay RMB 33,000,000 Yuan (the “Payment”) to the Guarantor of the Original Agreement;

2. The Payment shall serve as a cash deposit for the consideration specified in the Original Agreement and shall, within five working days after the completion of the payment of the total transfer price prescribed in the Original Agreement, be returned by the Guarantor of the original Agreement to the Buyer;

3. The bank account information of Guarantor of the Original Agreement for receiving the cash deposit for the consideration paid by the Buyer is:

Company name: Beijing Fuhua Innovation & Technology Development Co., Ltd.

Bank name: Bank of Communications, Beijing Municipal Branch, Business Department

Account number: 110060149012015083356

4. Any matter not stated in this Supplementary Agreement shall be implemented pursuant to the provisions of the Original Agreement.

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Signed by Wang Jun

For and on behalf of iSTAR Capital International Co. Limited

Signed by Wang Jun

For and on behalf of iSTAR Management Limited

Signed by Wu Jiangang

For and on behalf of Tianfeng Securities Co., Ltd.

Signed Wang Jun

For and on behalf of Beijing Fuhua Innovation & Technology Development Co., Ltd.